PROPERTY CONTRIBUTION AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

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To Escrow: Chicago Title Company 701 "B" Street, Suite 760 San Diego, CA 92101 Phone : (619) 230-6363 Fax: (619) 230-6368
Escrow No. ______________
Escrow Officer:  Della DuCharme
Title Order No.  _____________

Title Officer:  Zona Weekley
Chicago Title Company
Lawyers Title
Commonwealth Land Title Insurance Company
2365 Northside Drive, Suite 500
San Diego, CA 92108
Phone: (619) 521-3492
Fax: (619) 521-3691
E-mail: zona.weekley@ctt.com

THIS PROPERTY CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of _____________, 2011 (the "Agreement Date"), by and between LGI Delaware, LLC, a Delaware limited liability company ("LGI De"), and NetREIT Inc., a Maryland corporation ("NetREIT"). LGI De and NetREIT are sometimes referred to herein as the "Parties" and individually as a "Party."

R E C I T A L S :

A.           LGI De and NetREIT desire to form, organize and capitalize NetREIT NC LP, a proposed California limited partnership (the "Partnership").

B.           To capitalize the Partnership, NetREIT and LGI De desire to make the following capital contributions:

1.           LGI De desires to contribute consideration for its limited partner interest in the Partnership pursuant to one of the following alternatives:

(a) LGI De will contribute all of its fee interest in (i) that certain improved real property comprised of those two adjacent multi-tenant industrial properties located at 940 West 19th Street and 2101 Haffley Avenue, National City, California, APN No. 559-040-35-01 and APN No. 559-04-36-01, respectively, as legally described in Exhibit A attached hereto, and any easements, appurtenances, rights and privileges belonging thereto (collectively, the "Real Property"); (ii) the buildings and any other site improvements located on the Real Property which are owned by LGI De (collectively, the "Improvements"); (iii) the fixtures, machinery, equipment and other tangible personal property owned by LGI De (if any) located in or on the Real Property or the Improvements and used exclusively in connection with the Real Property (collectively, the "Personal Property"); and (iv) the intangible personal property owned by LGI De which is assignable and relates exclusively to the Real Property, the Improvements or the Personal Property, including any warranties, guaranties, service contracts, plans and specifications, transferable licenses and permits, and entitlements and appurtenances (collectively, the "Intangible Property"). The Real Property, the Improvements, the Personal Property and the Intangible Personal Property are collectively referred to herein as the

"Property."  LGI De's contribution of the Property as described in the foregoing is referred to as the "Property Contribution."

(b)           In the alternative to subparagraph (a) above, at the request of LGI De, and only upon the written consent and approval of NetREIT, the member(s) of LGI De shall contribute all of the outstanding membership interest in LGI De to the Partnership in consideration for the limited partner interest otherwise issued to LGI De referenced in Section 2.1. In such event, the Parties shall amend this Agreement as necessary to effect the Contributions of membership interests in LGI De in place of its direct contribution of the Property.  The contribution of LGI De's indirect interest in the Property pursuant to the foregoing is referred to as the "LLC Membership Contribution."

2.           NetREIT desires to contribute the following to the capital of the Partnership (the "Partnership's Capital"):

(a)           Cash as follows:

(i)           as General Partner of the Partnership the sum of $5,000.00; and

(ii)           in consideration for its limited partner interest in the Partnership, cash in the amount necessary to effect the Capitalization (the "Capitalization Costs"). The Parties currently estimate the Capitalization Costs will be $468,325, and shall be comprised of the actual (i) security deposits restored by NetREIT pursuant to Section 6.9.2(c); (ii) broker commissions; (iii) escrow costs and transfer taxes; and (iv) all other loan interest prorations due at closing;

(b)           In consideration for its limited partner interest in the Partnership, NetREIT will contribute the number of shares of its $1,000 liquidation value, 6.3% Preferred Stock to the Partnership's Capital (the "Preferred Stock") equal to the Net Value of the Property, as defined, divided by the liquidation value. Based on the current estimated Net Value of the Property of $1,531,675, NetREIT would contribute 1,531.675 shares of its Preferred Stock to the Partnership.

C.           LGI De and NetREIT desire to enter into certain option agreement (the "Stock Option") and that certain call option (the "Call Option") agreements respecting LGI De's limited partner interest in the Partnership and with respect to the Preferred Stock (together the "Options").

D.           LGI De and NetREIT desire to receive interests in the Partnership based upon their cash contributions and the agreed upon values of their non-cash contributions to the capital of the Partnership.

E.           The Parties desire to establish an escrow (the "Escrow") with Chicago Title Company, as identified in detail in Section 13 ("Escrow Holder") through which the contributions of the Property to the Capital of the Partnership, including the conveyance of the

Property, shall be effected at the close of the Escrow as provided in this Agreement (the "Closing").

F.           The Parties agree that capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LGI De and NetREIT hereby agree that the terms and conditions of this Agreement and their instructions to the Escrow Holder with regard to the Escrow created pursuant hereto are as follows:

1. Formation of the Partnership.  NetREIT shall cause the Partnership to be formed in accordance with California law. NetREIT, or its wholly owned subsidiary, shall be the sole general partner and NetREIT and LGI De shall be the sole limited partners.

2.  Capitalization of the Partnership.

2.1 Contribution of the Property by LGI De.  At the Closing, LGI De shall either (x) make the Partnership Contribution of the Property to the Partnership; or (y) make the LLC Membership Contribution to the Partnership, and NetREIT shall cause the Partnership to accept such contribution under the terms and conditions set forth in this Agreement.

2.1.1 Net Value of the Property. The Net Value of the Property is $14,500,000, less the sum of the following:

(a) The unpaid balance of the current loan secured by the Property (the "Loan") at the Closing, which is estimated to be $12,500,000; and

(b) The cash necessary to effect the Capitalization (the "Capitalization Costs"). The Parties currently estimate the Capitalization Costs will be $468,325, and shall be comprised of the actual (i) security deposits; (ii) broker commissions; (iii) escrow costs and transfer taxes; and (iv) all other loan interest prorations due at the Closing; and

(c) Any credit or debit to a Party by reason of Section 4.2.4.

2.1.2 Express Exclusions from "Property".  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the term "Property" shall not include any of the following items, all of which are excluded from either the Property Contribution or the LLC Membership Contribution to the Partnership: (a) all cash on hand, checks, money orders and accounts receivable; (b) any accounts maintained by or on behalf of LGI De or any affiliate of LGI De with respect to the Property; and (c) any refundable cash or other security deposits or any bonds posted by or on behalf of LGI De with any lender, governmental authority, utility or other Party.

2.2 NetREIT's Capital Contributions. NetREIT shall make the following contributions to the Partnership's Capital:

2.2.1 NetREIT's Contribution to Preferred Stock. For its limited partner interest in the Partnership, NetREIT shall deliver the Preferred Stock, estimated to be one thousand five hundred thirty one and six hundred seventy five one thousandths (1,531.675) shares, issued in the name of the Partnership, which number shall be adjusted at the Closing as required herein. The exact number of such shares to be adjusted at the Closing to equal (x) the Net Value of the Property as of the Closing, divided by (y) $1,000.00.  The Statement of Rights, Preferences and Privileges of the Preferred Stock (the "Preferred Stock Statement") shall be filed with the Maryland Secretary of State and authorize NetREIT's issuance of the Preferred Stock with the rights, preferences and privileges set forth therein.  The exact number of shares of the Preferred Stock shall be determined at Closing; and

2.2.2 NetREIT's Contribution of Cash. NetREIT shall contribute cash to the capital of the Partnership as follows:

(a) By Closing, cash in the amount of $5,000.00 in its capacity as General Partner; and

(b) By Closing, cash in the amount of the Capitalization Costs.

2.2.3 NetREIT's Deposit of Cash. Within one (1) Business Day after the Opening of Escrow, NetREIT shall deposit by wire transfer of immediately available funds into the escrow account to be opened with Escrow Holder (the "Escrow Account") the amount of One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00) as a deposit (the "Deposit"). The Escrow Account shall be an interest bearing bank account acceptable to NetREIT. Any interest earned on the Deposit while held by Escrow Holder shall be added to and become a part of the Deposit.  The Deposit shall be refundable to NetREIT until NetREIT delivers an Approval Notice to LGI De that all of the Pre-Closing Conditions have been satisfied or waived. If NetREIT fails to deliver an Approval Notice prior to 5:00 p.m. (Pacific Time) thirty (30) Business Days from the mutual execution of this Agreement (the "Due Diligence Deadline"), then this Agreement shall automatically terminate, Escrow Holder shall return the Deposit to NetREIT (less one-half (1/2) of any title and escrow cancellation fees and charges, which NetREIT hereby agrees to pay), and thereafter neither Party shall have any further rights or obligations hereunder except for NetREIT's obligations and indemnities under Section 4.1.2, Section 4.6, Section 4.7, Section 6.7, and Section 14.7 (collectively, "NetREIT's Surviving Obligations"). If NetREIT fails to deliver the Deposit into the Escrow Account strictly as and when contemplated herein, LGI De shall have the right to terminate this Agreement by delivering written notice thereof to NetREIT at any time prior to Escrow Holder's receipt of the Deposit and thereafter neither Party shall have any further rights or obligations hereunder except for NetREIT's Surviving Obligations.

2.2.4 Closing Cash Payment. The balance of NetREIT's Cash Contributions to the Partnership's Capital as required by Section 2.2 remaining after deduction for the Deposit and as adjusted by any prorations and credits expressly provided in this Agreement shall be paid by NetREIT by wire transfer of immediately available funds into the Escrow Account on the Closing Date, as provided in Section 4.4.2(a).

2.3 Illustration of Capitalization Intent.  As an illustration of the foregoing, without the intent of limiting the provisions of this Section 2, the Parties agree that the following example constitutes their understanding as to the status of the Partnership's Capital as a result of the application of this Section 2.  As provided in this Section 2, and subject to adjustment based on the actual Capitalization Costs and Loan balance at Closing, the Parties agreed upon values of their respective contributions to the Partnership's Capital, the Partnership's Capital at Closing would be:

	Value	Percentage of Total Value
NetREIT's General Partner Contribution:	$5,000	0.16%
LGI De's Limited Partner Contribution:	1,531,675	49.92%
NetREIT's Limited Partner Contribution:	1,531,675	49.92%
Total	$3,068,350	100%

Based on the foregoing, the respective percentage interests in the Partnership at Closing would be:

NetREIT, as General Partner:	0.16%
LGI De as Limited Partner:	49.92%
NetREIT as Limited Partner:	49.92%
Total	100.00%

2.4 The Partnership Agreement and Related Agreements. At Closing, there shall be in effect the Partnership's Agreement of Limited Partnership (the "Partnership Agreement") and each of the following contracts.  Each such agreement shall be in the form agreed to by the Parties.

2.4.1 Conversion Rights Agreement. The Partnership and LGI De shall enter into the Stock Option agreement (which may be included in the Partnership Agreement or in a separate agreement) that provides LGI De the option to convert its limited partner interest into shares of the Preferred Stock.  The Stock Option shall provide LGI De the right to convert its limited partner interest into the number of shares of Preferred Stock equal to the Net Value of the Property at the Closing (subject to Partner anti-dilution and other specified and agreed upon adjustments) divided by $1,000, at any time or from time to time until December 23, 2021.

2.4.2 NetREIT's Call Option. LGI De, the Partnership and NetREIT shall enter into the Call Option agreement.  The Call Option shall provide that at any time after December 23, 2021, NetREIT may require LGI De to convert any limited partner interest it then has in the Partnership into shares of Preferred Stock at the same price as the conversion price of the Stock Option.

3. Limitations on Benefits.  It is the explicit intention of NetREIT and LGI De that, except for the Released Parties referred to above in this Agreement, no person or entity, including the Partnership, other than NetREIT and LGI De and their permitted successors and assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, NetREIT, the Partnership and LGI De, or their respective successors and assigns as permitted hereunder.  Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including the Broker or NetREIT's Lender) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and NetREIT and LGI De expressly reject any such intent, construction or interpretation of this Agreement.

4. Conditions to Parties' Obligations.

4.1 NetREIT's Pre-Closing Conditions. NetREIT's obligations under this Agreement shall be subject to the satisfaction of or waiver by NetREIT of the following matters described below in this Section 4.1 (collectively, "NetREIT's Pre-Closing Conditions" and together with LGI De's Pre-Closing Conditions as defined in Section 4.2, the "Pre-Closing Conditions") on or before the earlier of (a) the time periods specified in each subsection below, or if not so specified, (b) the Due Diligence Deadline:

4.1.1 Title. Upon execution of this Agreement, LGI De shall deliver, or cause to be delivered, to NetREIT: (a) a preliminary title report for the Real Property (the "Title Report") issued by Chicago Title Company (the "Title Company"), (b) any underlying documents evidencing exceptions to title referred to in the Title Reports, and (c) LGI De's existing ALTA Land Title Survey for the Real Property, as identified on the attached Exhibit K (collectively, the "Existing ALTA Survey"). The Title Report, such underlying documents evidencing title exceptions therein and the Existing ALTA Survey are referred to herein collectively as the "Title Documents." NetREIT shall have until the expiration of the Due Diligence Deadline to either approve the exceptions to title and other matters contained in the Title Documents or to deliver written notice to LGI De (the "Title Objection Notice") specifying any title objections or other matters in the Title Documents to which NetREIT objects (collectively, "Title Objections"). NetREIT's failure to timely deliver a Title Objection Notice shall be deemed to be NetREIT's approval of all of the exceptions to title and other matters shown in or disclosed by the Title Documents and any update thereof obtained by NetREIT upon the expiration of the Due Diligence Deadline. NetREIT shall not be entitled to deliver a Title Objection Notice that is subject to any condition other than the issuance of a title endorsement as part of the Title Policy and any title exception or other matter set forth in the Title Documents that is approved subject to any condition other than the issuance of a title endorsement as part of the Title Policy shall be deemed to be a Title Objection which has been objected to by NetREIT.  LGI De shall have a period of five (5) Business Days after LGI De's receipt of the Title Objection Notice to elect by written notice to NetREIT (the "Title Response Notice") to either (i) attempt to remove or cure at or prior to the Closing some or all of the Title Objections, or (ii) to advise NetREIT that LGI De is unable or unwilling to remove or cure some or all of the Title Objections. Such election by LGI De shall be at LGI De's sole option and discretion; it being understood LGI De has no obligation to remove or cure any Title Objections (other than as provided in the last sentence of this Section 4.1.1 as to monetary liens created by LGI De). If LGI De fails to timely deliver to NetREIT the Title Response Notice, it shall be conclusively deemed that LGI De has informed NetREIT that LGI De is unable or unwilling to remove or cure any of the Title Objections.  If LGI De advises NetREIT in LGI De's Title Response Notice (or is deemed to have advised NetREIT) that LGI De is unable or unwilling to remove or cure some or all of the Title Objections, then NetREIT shall have until the date that is ten (10) Business Days after receipt of the Title Response Notice to either terminate this Agreement or to waive such Title Objections pursuant to an Approval Notice delivered to LGI De in accordance with Section 4.3 below.  Notwithstanding anything to the contrary contained in this Agreement, NetREIT's delivery of an Approval Notice to LGI De pursuant to Section 4.3 below shall be deemed to be NetREIT's election to waive all Title Objections with respect to the Title Documents and NetREIT's approval of the Title Documents and all title exceptions and other matters disclosed thereby.  If any amendment or supplement to the Title Report issued after the expiration of the Due Diligence Deadline reveals any new material defect or exception to title not disclosed by the Title Documents, NetREIT shall have the same rights to object to such new defect or exception as provided above with respect to the Title Documents; provided, however, NetREIT must deliver any Title Objection Notice to LGI De within five (5) Business Days after NetREIT's receipt of the amendment or supplement to the Title Report and NetREIT must elect to terminate this Agreement or waive any Title Objections within two (2) Business Days after LGI De advises NetREIT in LGI De's subsequent Title Response Notice (or is deemed to advise NetREIT) that LGI De is unable or unwilling to cure some or all of the Title Objections regarding the amendment or supplement to the Title Report.  Except as provided in the immediately following sentence, LGI De's failure to remove or cure at or prior to Closing those specified Title Objections which LGI De has elected to attempt to remove or cure in any Title Response Notice (whether delivered prior to the Due Diligence Deadline or any subsequent Title Response Notice) shall be deemed to be a failure of the Closing Condition in Section 4.4.1(b) below, in which event, unless NetREIT withdraws such Title Objection(s) in writing, this Agreement shall terminate, and the Deposit shall be returned to NetREIT (less one-half (1/2) of any escrow and title cancellation fees and charges, which NetREIT hereby agrees to pay), and the parties shall have no further obligations hereunder except for NetREIT's Surviving Obligations.

4.1.2 Physical Inspections.  After NetREIT has provided to LGI De a certificate of insurance(s) evidencing NetREIT's or NetREIT's agents', consultants' and/or contractors' (as the case may be) procurement of a commercial general liability insurance policy as required herein, LGI De shall permit NetREIT and NetREIT's authorized agents, consultants and contractors to enter upon the Property during reasonable business hours to make and perform such non-invasive environmental evaluations, and other non-invasive inspections, investigations, tests and studies of the physical condition of the Property as NetREIT may elect to make or obtain.  NetREIT shall maintain, and shall ensure that NetREIT's agents, consultants and contractors maintain, public liability and property damage insurance insuring against any liability arising out of any entry, inspections, investigations, tests or studies of the Property pursuant to the provisions hereof.  Such insurance maintained by NetREIT and/or NetREIT's agents, consultants and contractors (as applicable) shall be in the amount of Two Million Dollars ($2,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.  The policy maintained by NetREIT shall insure the contractual liability of NetREIT covering the indemnities herein and shall (a) name LGI De (and their successors, assigns and affiliates) as additional insureds, and (b) contain a provision that "the insurance provided by NetREIT hereunder shall be primary and non-contributing with any other insurance available to LGI De."  NetREIT shall provide LGI De with evidence of such insurance coverage prior to any entry, inspections, investigations, tests or studies of the Property by NetREIT or any of NetREIT's agents, consultants or contractors.  The aforementioned insurance coverage may be obtained under a blanket policy carried by NetREIT or NetREIT's agents, consultants or contractors, as the case may be.  Notwithstanding anything to the contrary contained in this Agreement, NetREIT shall not be permitted to undertake any invasive, intrusive or destructive investigation, testing or study of the Property, including a "Phase II" environmental assessment, without in each instance first obtaining LGI De's written consent thereto, which consent LGI De may give, withhold or condition in LGI De's sole and absolute discretion.  Prior to any entry onto the Property (and on each and every occasion), NetREIT shall deliver to LGI De prior written notice, or prior verbal notice wherein NetREIT actually speaks with a representative of LGI De (i.e. not a voice mail message), not less than two (2) Business Days prior to such entry, and NetREIT shall afford LGI De a reasonable opportunity to have a representative of LGI De present to accompany NetREIT or NetREIT's agents, consultants and contractors while any inspections, investigations, tests or studies of the Property are made or performed; provided, however, that entry onto the Property by NetREIT and/or NetREIT's agents, consultants and/or contractors (as the case may be), shall be subject to any restrictions and/or instructions as LGI De shall deem necessary, in its sole discretion; and provided, further, that NetREIT hereby agrees to cooperate with and abide by LGI De's restrictions and/or instructions.  If requested by LGI De, NetREIT shall provide LGI De the identity of the company or party(s) who will perform such inspections, investigations, tests or studies and the proposed scope of the inspections, investigations, tests or studies. LGI De shall have the right to approve or disapprove any proposed inspections, investigations, tests or studies and the party(s) performing the same within five (5) Business Days after LGI De's receipt of such notice identifying the same. LGI De's failure to notify NetREIT of LGI De's disapproval of any proposed inspections, investigations, tests or studies and the party(s) performing the same within such five (5) Business Day period shall be deemed LGI De's approval thereof, except to the extent said proposed inspections, investigations, tests or studies relate to "Phase II" environmental matters or constitute invasive, intrusive or destructive inspections, investigations, tests or studies, in which event LGI De's failure to advise NetREIT of LGI De's approval or disapproval of any proposed inspections, investigations, tests or studies and the party(s) performing the same within such five (5) Business Day period shall be deemed LGI De's disapproval thereof.  NetREIT shall not contact any tenants, without first obtaining the prior consent of LGI De.  Upon LGI De's request, NetREIT shall provide LGI De with the identity of the company or persons who will perform any tenant interview or contacts.  LGI De or its representative(s) may be present at any such interview or meeting with a tenant and NetREIT will reasonably cooperate and coordinate with LGI De to effectuate same.  NetREIT shall have until the Due Diligence Deadline to approve the results of any evaluations, inspections, investigations, tests and studies of the Property as NetREIT desires to have made or performed by delivering an Approval Notice to LGI De.  NetREIT's failure to deliver an Approval Notice to LGI De prior to the Due Diligence Deadline shall be deemed to be a failure of this Pre-Closing Condition and NetREIT's election to terminate this Agreement pursuant to Section 4.3 below.

4.1.3 Plans, Permits, Reports and Related Information. Within five (5) days after to the Agreement Date, LGI De shall deliver to NetREIT copies of those documents identified on the attached Exhibit K (collectively, the "LGI De's Documents.  In no event shall LGI De be required to prepare or obtain any information, report, document, survey, study, report or other item not presently in LGI De's possession.  Furthermore, except as provided on Exhibit K, in no event shall LGI De be obligated to deliver or make available to NetREIT or NetREIT's agents, consultants or contractors any of the following:  (a) any third party purchase inquiries and correspondence, any appraisals and any economic evaluations of the Property; (b) LGI De's organizational documents, any records, internal budgets, financial projections, reports or correspondence prepared by LGI De or any advisor exclusively for LGI De or any of LGI De's constituent owners and any other internal documents (other than documents relating to the zoning and other land use entitlements of the Real Property and the physical or environmental condition of Real Property); and (c) any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation.  NetREIT shall have until the Due Diligence Deadline to approve all of the LGI De's Documents by delivering an Approval Notice to LGI De.

4.1.4 Existing Environmental Reports.  LGI De shall include within the LGI De's Documents any existing environmental reports conducted, in connection with the environmental condition of the Property, including any environmental assessments and studies of the Property.

4.1.5 Governmental Authority and Other Inquiries.  Prior to the Due Diligence Deadline, NetREIT and NetREIT's authorized agents, consultants and contractors shall have the right, as part of NetREIT's due diligence investigation, to contact governmental authorities about various aspects of the Property.  NetREIT shall provide LGI De by prior written notice (or prior verbal notice as provided in Section 4.1.2 above) not less than five (5) Business Days before any such inquiry, contact, interview and meeting by NetREIT and NetREIT's authorized agents, consultants and contractors with any governmental authority, and LGI De shall have the right to be present and otherwise participate in all such inquiries, contacts, interviews and meetings, provided, however, that LGI De's consent shall not be required prior to NetREIT's request for routine zoning or UCC-1 financing reports prepared by third parties in the ordinary course of NetREIT's due diligence (e.g., Planning, Zoning and Resources Corporation reports).  NetREIT shall have until the Due Diligence Deadline to approve the results of any inquiries of governmental authorities which NetREIT desires to make by delivering an Approval Notice to LGI De.

4.1.6 Contracts.  Within five (5) days after the Agreement Date, LGI De shall deliver to NetREIT copies of all service agreements, maintenance agreements, easement agreements, improvement agreements, license agreements, and other agreements related to or affecting the Property and not included as part of the Title Documents delivered pursuant to Section 4.1.1 hereof (collectively, the "Contracts").  NetREIT shall have the option to require that all Contracts be either assigned to NetREIT at Closing pursuant to the General Assignment (as defined herein) or terminated prior to Closing.

4.1.7 Natural Hazard Disclosure.  LGI De may be required to disclose if the Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wild land area that may contain substantial forest fire risks and hazards; (e) an earthquake fault zone; or (f) a seismic hazard zone.  Escrow Holder shall engage the services of Title Company (which, in such capacity, is referred to herein as the "Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling LGI De to fulfill LGI De's disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in this section and to report the result of the Natural Hazard Expert's examination to NetREIT in writing, at least five (5) days prior to the Due Diligence Deadline.

4.1.8 Leases and Financial Information.  Within five (5) days after the Agreement Date, LGI De shall deliver to NetREIT for inspection by NetREIT, true and complete copies of the following described documents and information:  (i) the existing leases of the Property, together with any amendments or modifications thereto (collectively, the ("Leases"); and (ii) a current rent roll for the Property, in the format customarily used by LGI De, with the information contained therein made as of the date stated thereon; and (iii) year-end operating statements for the Property for the most recent full calendar year prior to the Closing and to the extent available and in LGI De's possession, the current year and the second full calendar year prior to the Closing.  LGI De shall assign its rights and interests in and to the Leases and all security deposits (if any) then being held by LGI De to NetREIT at the Closing pursuant to the Assignment and Assumption of Leases. NetREIT's failure to deliver an Approval Notice to LGI De prior to the Due Diligence Deadline shall be deemed to be a failure of this Pre-Closing Condition and NetREIT's election to terminate this Agreement pursuant to Section 4.3 below.

4.1.9 Financing Contingency. Closing shall be contingent upon:

(a)           either:

(i) NetREIT's assumption of the Loan (pursuant to which any and all personal liability of Lee Gittleman is removed); or

(ii) NetREIT obtaining a new loan with terms removing any and all personal liability of Lee Gittleman;

and,

(b)           the satisfaction of the IRC 752(b) debt allocation to LGI De in accordance with Section 9.1.2.

(c)           Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall obligate either Party to perform under this Agreement and close the transaction contemplated thereby, unless each Party, in its sole discretion, accepts the terms and conditions of the following:  As applicable, the assumption of the Loan referenced in subsection 4.1.9(a)(i) or the new loan referenced in subsection 4.1.9(a)(ii), and the terms and conditions of debt allocation referenced in subsection 4.1.9(b).

The Due Diligence Deadline shall be extended to allow NetREIT sixty (60) days following the Agreement Date to satisfy this Financing Contingency and the Due Diligence Deadline shall be further extended as necessary for any delay in NetREIT’s ability to satisfy the Financing Contingency, which delay is beyond NetREIT's control.

4.1.10 Review of Operating Statements. Within 60 days following the Closing and upon NetREIT's reasonable prior written request and at NetREIT's sole cost and expense, NetREIT shall cause its independent, outside accounting firm (herein "Auditor") to prepare an audit of the operating income from the Property in conformity with the requirements of Rule 3-14 of Regulations S-X promulgated by the Securities and Exchange Commission for the 2010 calendar year (herein "Property Audit").  LGI De agrees to provide Auditor with reasonable access to its books and records solely related to the Property as defined herein in connection with the preparation of the Property Audit, and a copy of the same shall be provided to LGI De promptly upon completion.  NetREIT agrees to compensate LGI De and Manager for their actual out of pocket expenses incurred in connection with the Property Audit (including but not limited to the costs associated with any representation letter, if any, that LGI De and/or Manager is mandated by applicable Federal law to provide).  NetREIT acknowledges that LGI De's agreement to facilitate the Property Audit as herein provided is being made strictly as an accommodation to NetREIT, without representation or warranty of any kind to or for the benefit of NetREIT.  In no event shall any Property Audit or update thereto give rise to or be grounds for a claim or lawsuit by NetREIT against LGI De or Manager, and NetREIT agrees to indemnify and hold LGI De and Manager harmless from any claim, damage, loss, cost, expense or liability which LGI De and/or Manager may incur or to which LGI De and/or Manager is at any time subjected as a result of LGI De's and Manager's compliance with this Section 4.1.10.

4.2 LGI De's Pre-Closing Conditions. LGI De's obligations under this Agreement shall be subject to the satisfaction or waiver by LGI De of the following matters described in this Section 4.2 (collectively, the "LGI De's Pre-Closing Conditions") on or before the earlier of (a) the time period specified in each Section below, or (b) the Due Diligence Deadline:

4.2.1 The Partnership's Organizational Documents. Within seven (7) Business Days of the execution of this Agreement, NetREIT shall deliver, or cause to be delivered to LGI De:

(a) A copy of the form of the Partnership's Certificate of Limited Partnership; and

(b) The form of the Partnership Agreement.

LGI De shall have until the expiration of the Due Diligence Deadline to either approve the forms of the Certificate of Limited Partnership and the form of the Partnership Agreement (collectively, the "Partnership Organizational Documents"), or to deliver written notice to NetREIT (the "Partnership Objection Notice") specifying with reasonable specificity LGI De's objections to the Partnership Organizational Documents (the "Partnership Objections"); provided, however, that with respect to the Partnership Agreement, LGI De has received the terms of the financing required under Section 4.1.9 (“Financing Terms”) no less than ten (10) Business Days before the Due Diligence Deadline.  If the Financing Terms are received less than ten (10) Business Days before the Due Diligence Deadline, LGI De shall have ten (10) Business Days from the date of its receipt of the Financing Terms to provide the Partnership Objection Notice. LGI De's failure to timely deliver a Partnership Objection Notice shall be deemed to be LGI De's approval of the Partnership Organizational Documents and other matters shown in, disclosed by or associated with the Partnership Organizational Documents and any update thereof obtained by LGI De within five (5) Business Days prior to the execution of the Due Diligence Deadline. LGI De shall not be entitled to deliver a Partnership Objection Notice that is subject to any condition other than the form and content of the Partnership Organizational Documents. NetREIT shall have a period of five (5) Business Days after its receipt of any Partnership Document Objection Notice to elect by written notice to LGI De (the "Partnership Objection Response Notice") to delete, amend or otherwise modify the Partnership Organizational Document identified in the Partnership Objection Notice, or to advise LGI De that NetREIT is unable or unwilling to remove or cure some or all of the Partnership Objections.  Such election by NetREIT shall be at NetREIT's sole option and discretion; it being understood that NetREIT has no obligation to remove or cure any Partnership Objection.  If NetREIT fails to timely deliver to LGI De the Partnership Objection Response Notice, it shall be conclusively deemed that NetREIT has informed LGI De that NetREIT is unable or unwilling to remove or cure any of the title objections.  If NetREIT advises LGI De in the Partnership Objection Response Notice (or is deemed to have advised LGI De), that NetREIT is unable or unwilling to remove or cure some or all of the Partnership Objections, then LGI De shall have until the date that is three (3) Business Days after receipt of the Partnership Document Response Notice to either terminate this Agreement or to waive such Partnership Objection pursuant to an Approval Notice delivered to NetREIT in accordance with Section 4.3 below.  Notwithstanding anything to the contrary contained in this Agreement, LGI De's delivery of an Approval Notice pursuant to Section 4.3 shall be deemed to be LGI De's election to waive all Partnership Objections with respect to its approval of the Partnership Organizational Documents and all matters disclosed thereby.  Any further change, amendment or modification to the Partnership Organizational Documents occurring after the Due Diligence Deadline shall be effective as to LGI De only if LGI De provides its written approval to such amendment, change or modification.

4.2.2 Preferred Stock Documentation. Within seven (7) Business Days of the execution of this Agreement, NetREIT shall deliver, or cause to be delivered to LGI De the form of the Preferred Stock Statement and the form of Preferred Stock Certificate (collectively, the "Preferred Stock Documentation"):

LGI De shall have fourteen (14) Business Days from the date the Preferred Stock Documentation is delivered to either approve the form of the Preferred Stock Documentation or to deliver written notice to NetREIT (the "Preferred Stock Objection Notice") specifying with reasonable specificity LGI De's objections to the Preferred Stock Documentation (the "Preferred Stock Objections"). LGI De's failure to timely deliver a Preferred Stock Objection Notice shall be deemed to be LGI De's approval of the Preferred Stock Documentation and other matters shown in, disclosed by or associated with the Preferred Stock Documentation and any update thereof obtained by LGI De within five (5) Business Days prior to the execution of the Due Diligence Deadline. LGI De shall not be entitled to deliver a Preferred Stock Objection Notice that is subject to any condition other than the form and content of the Preferred Stock Documentation. NetREIT shall have a period of five (5) Business Days after its receipt of any Preferred Stock Document Objection Notice to elect by written notice to LGI De (the "Preferred Stock Objection Response Notice") to delete, amend or otherwise modify the Preferred Stock Documentation to resolve the objections identified in the Preferred Stock Objection Notice (the "Preferred Stock Objections"), or to advise LGI De that NetREIT is unable or unwilling to remove or cure some or all of the Preferred Stock Documentation Objections.  Such election by NetREIT shall be at NetREIT's sole option and discretion; it being understood that NetREIT has no obligation to remove or cure any Preferred Stock Documentation Objection.  If NetREIT fails to timely deliver to LGI De the Preferred Stock Objection Response Notice, it shall be conclusively deemed that NetREIT has informed LGI De that NetREIT is unable or unwilling to remove or cure any of the Preferred Stock Objections.  If NetREIT advises LGI De in the Preferred Stock Objection Response Notice (or is deemed to have advised LGI De), that NetREIT is unable or unwilling to remove or cure some or all of the Preferred Stock Objections, then LGI De shall have until the date that is three (3) Business Days after receipt of the Preferred Stock Objection Response Notice to either terminate this Agreement or to waive such Preferred Stock Objection pursuant to an Approval Notice delivered to NetREIT in accordance with Section 4.3 below.  Notwithstanding anything to the contrary contained in this Agreement, LGI De's delivery of an Approval Notice pursuant to Section 4.3 shall be deemed to be LGI De's election to waive all Preferred Stock Objections with respect to its approval of the Preferred Stock Documentation and all matters disclosed thereby.  Any further change, amendment or modification to the Preferred Stock Documentation occurring after the Due Diligence Deadline shall be effective as to LGI De only if LGI De provides its written approval to such amendment, change or modification.

4.2.3 Documentation Establishing the Options. Within seven (7) Business Days of the execution of this Agreement, NetREIT shall deliver, or cause to be delivered to LGI De a copy of the form of the Stock Option and the Call Option.

LGI De shall have fourteen (14) Business Days from the date the Options are delivered to either approve the forms of the Options, or to deliver written notice to NetREIT (the "Options Objection Notice") specifying with reasonable specificity LGI De's objections to the Option (the "Options Objections").  LGI De's failure to timely deliver an Options Objection Notice shall be deemed to be LGI De's approval of the Options and other matters shown in, disclosed by or associated with the Options and any update thereof obtained by LGI De within five (5) Business Days prior to the execution of the Due Diligence Deadline. LGI De shall not be entitled to deliver an Options Objection Notice that is subject to any condition other than the form and content of the Options. NetREIT shall have a period of five (5) Business Days after its receipt of any Options Objection Notice to elect by written notice to LGI De (the "Options Objection Response Notice") to delete, amend or otherwise modify an Option in response to an Option Objection identified in the Options Objection Notice, or to advise LGI De that NetREIT is unable or unwilling to remove or cure some or all of the Option Objections.  Such election by NetREIT shall be at NetREIT's sole discretion; it being understood that NetREIT has no obligation to remove or cure any Option Objection.  If NetREIT fails to timely deliver to LGI De the Options Objection Response Notice, it shall be conclusively deemed that NetREIT has informed LGI De that NetREIT is unable or unwilling to remove or cure any of the Option Objections.  If NetREIT advises LGI De in the Options Objection Response Notice (or is deemed to have advised LGI De), that NetREIT is unable or unwilling to remove or cure some or all of the Option Objections, then LGI De shall have until the date that is three (3) Business Days after receipt of the Option Objection Response Notice to either terminate this Agreement or to waive such Option Objection pursuant to an Approval Notice delivered to NetREIT in accordance with Section 4.3 below.  Notwithstanding anything to the contrary contained in this Agreement, LGI De's delivery of an Approval Notice pursuant to Section 4.3 shall be deemed to be LGI De's election to waive all Option Objections with respect to its approval of the Options and all matters disclosed thereby.  Any further change, amendment or modification to the Options occurring after the Due Diligence Deadline shall be effective as to LGI De only if LGI De provides its written approval to such amendment, change or modification.

4.2.4 Financing Contingency. Closing shall be contingent upon:

(a)           either the Lender approving:

(i) NetREIT's assumption of the Loan (pursuant to which any and all personal liability of Lee Gittleman is removed); or

(ii) NetREIT obtaining a new loan with terms removing any personal liability of Lee Gittleman;

and,

(b)           the satisfaction of the IRC 752(b) debt allocation to LGI De in accordance with Section 9.1.2.

The Due Diligence Deadline shall be extended to allow NetREIT sixty (60) days following the Agreement Date to satisfy this Financing Contingency and the Due Diligence Deadline shall be further extended as necessary for any delay in NetREIT’s ability to satisfy the Financing Contingency, which delay is beyond NetREIT's control.

4.2.5 Effort to Remove LGI De’s Liability for Loan. The Parties acknowledge that the Closing is expressly and absolutely conditioned and contingent on the financing contingencies set forth in Section 4.2.4. The Parties agree to use commercially reasonable efforts to obtain such financing and eliminate Lee Gittleman’s personal liability for the Loan or any subsequent loan secured by the Property.  The Parties acknowledge that either Party may terminate this Agreement pursuant to Section 4.3 if any such pre-closing contingency is not met. In the event LGI De's existing loan is assumed by NetREIT, NetREIT shall credit LGI De with the amount of approximately $700,000.00 from the leasing reserve balance upon closing.  The actual amount of such credit shall be added to the Net Value of the Property.  The Due Diligence Deadline may be extended, if necessary, for any lender-driven delay beyond NetREIT's control.  Any loan secured by the Property upon Closing is herein referred to as a "Loan."

4.3 Failure of Pre-Closing Conditions; Approval of General Contingency Matters.  If, for any reason or no reason whatsoever, any of the Pre-Closing Conditions are not satisfied or if LGI De, in its sole and absolute discretion, is not satisfied with the Partnership Documentation or if NetREIT, in its sole and absolute discretion, is not satisfied with any aspect of the Partnership Documentation or the Property, including the condition and suitability of the Property for the Partnership's contemplated use thereof, then that Party may, at its sole option, elect to terminate this Agreement by delivering written notice to Escrow Holder and the other Party at any time prior to Due Diligence Deadline.  The Pre-Closing Conditions shall be deemed to have failed and be disapproved by NetREIT unless prior to the Due Diligence Deadline the Party delivers to the other Party a written Notice that the Pre-Closing Conditions have all been satisfied or waived by the Party and that Party elects to proceed with the acquisition of the Property in accordance with this Agreement (the "Approval Notice").  If the Party delivers the Approval Notice, then all of that Party's Pre-Closing Conditions shall be deemed satisfied or waived and the Parties shall, subject to the satisfaction of their respective Closing Conditions, be obligated to proceed to the Closing.  The Party shall not be entitled to send an Approval Notice that is a conditional approval of any of the Pre-Closing Conditions (or any aspect thereof).  Any Approval Notice that contains anything other than the unconditional approval of all of the Pre-Closing Conditions (excepting a Party's right to extend the Due Diligence Deadline pursuant to Section 4.1.1 above) shall be deemed to be NetREIT's disapproval of the Pre-Closing Conditions.  If NetREIT or LGI De fails, for any reason or no reason, to provide an Approval Notice with respect to the Pre-Closing Conditions, then this Agreement shall automatically terminate, Escrow Holder shall return the Deposit to NetREIT (less one-half (1/2) of any escrow and title cancellation fees and charges, which NetREIT hereby agrees to pay) and neither Party shall have any further rights or obligations under this Agreement except for the Parties' Surviving Obligations, which shall survive any such termination.

4.4 Closing Conditions.

4.4.1 NetREIT's Closing Conditions. Following the Due Diligence Deadline, NetREIT's obligation to consummate LGI De's conveyance of the Property to the Partnership shall be subject only to the satisfaction or waiver by NetREIT of the following conditions (collectively, the "NetREIT's Closing Conditions") on or before the earlier of (a) the time periods specified in each subsection below, or (b) the Closing Date:

(a)           LGI De's Delivery of Closing Documents. LGI De shall have performed all of LGI De's material obligations under this Agreement, including delivery to Escrow Holder of all of the documents referred to in Section 6.4.1 below.

(b)           Delivery of Title Policy.  At the Closing, whether or not NetREIT has timely delivered to the Title Company such update, revision or recertification of the Existing ALTA Surveys (or new ALTA surveys) in insurable form, if any, required by the Title Company to issue the ALTA Title Policy to NetREIT (collectively, the "Updated ALTA Surveys"), the Title Company shall be irrevocably committed to issue to the Partnership ALTA Owner's Policies of Title Insurance in the amount of $14,500,000 (as allocated by NetREIT on behalf of the Partnership among the real property comprising the Real Property) insuring fee title to the Real Property is vested in the Partnership subject only to the Permitted Exceptions (collectively, the "ALTA Title Policy").  The Updated ALTA Surveys required by the Title Company for the issuance of the ALTA Title Policy, if any, shall be prepared and delivered at the Partnership's sole cost and expense and, notwithstanding anything to the contrary contained herein, neither the title review period set forth in Section 4.1.1 above nor the Closing Date shall be extended to allow the Partnership to obtain the Updated ALTA Surveys or any updated title report(s) based thereon or to otherwise raise or address any title and/or survey issues disclosed by such Updated ALTA Surveys or updated title report(s) based on such Updated ALTA Surveys; provided, however, NetREIT's comments to the Updated ALTA Surveys may be included in NetREIT's Title Objection Notice. As used in this Agreement, the term "Permitted Exceptions" shall mean (a) all matters set forth in the Title Documents and any updated title report(s) which NetREIT approves (or is deemed to approve) pursuant to Section 4.1.1 above (b) non-delinquent Property Taxes (including non-delinquent community facilities district, business improvement district or local improvement district assessments); (c) the lien of supplemental taxes assessed relating to the period from and after the Closing, including supplemental assessments resulting from the transfer of the Property to the Partnership and any construction of the Improvements; (d) all zoning restrictions, regulations and requirements, all building codes and all other applicable laws, ordinances and governmental regulations affecting the Property, provided NetREIT shall be entitled to review and approve the same pursuant to Section 4.1.5 above; (e) all matters directly or indirectly caused by or arising through NetREIT or NetREIT's agents, consultants or contractors; and (f) all matters existing with the written consent of NetREIT.

(c)           LGI De's Representations. LGI De's representations contained in Section 9 of this Agreement shall have been true and correct in all material respects when made and, except as otherwise disclosed to NetREIT in writing prior to the date of Closing (the "Closing Date"), shall be true and correct in all material respects as of the Closing Date.

(d)           Estoppel Certificates.  LGI De shall obtain and deliver to the Partnership estoppel certificates ("Estoppel Certificate") from all direct tenants (specifically excluding any and all subtenants) in the Building, substantially in the form attached hereto as Exhibit H, provided that the same is in conformance with the requirements of the Leases, duly executed by such tenants and dated not earlier than forty-five (45) days prior to the Closing Date.  NetREIT shall not have the right to disapprove an Estoppel Certificate unless it materially conflicts with the corresponding Lease or discloses a breach of the corresponding Lease. NetREIT's failure to approve or disapprove the Estoppel Certificates (or any one of them) prior to the Closing Date shall be deemed to constitute NetREIT's approval thereof.

(e)           Pre-Closing Conditions Satisfied. All of the Pre-Closing conditions provided in Section 4.1 shall have been satisfied to NetREIT's satisfaction or expressly waived by NetREIT in writing.

4.4.2  LGI De's Closing Conditions.  LGI De's obligation to consummate the conveyance of the Property to the Partnership is conditioned upon the satisfaction or LGI De's written waiver on or prior to the Closing Date of the following conditions (collectively, the "LGI De's Closing Conditions"):

(a)           Delivery of Cash. On the Closing Date, NetREIT shall deliver into the Escrow Account, by wire transfer of immediately available funds, the balance of its cash payments required by Section 2.2.4.

(b)           Delivery of the Preferred Stock and the Closing Documents by NetREIT and the Partnership.  The Preferred Stock and each of the documents required to be delivered by NetREIT or the Partnership pursuant to Section 6.4.2 shall have been timely delivered as provided therein.

(c)           Representations by NeREIT and the Partnership. All of the representations and warranties by NetREIT and the Partnership contained herein shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

(d)           NetREIT's Obligations.  NetREIT shall have performed all of its material obligations under this Agreement.

(e)           Pre-Closing Conditions Satisfied. All of the Pre-Closing conditions provided in Section 4.2 shall have been satisfied to LGI De’s satisfaction or expressly waived by LGI De in writing.

4.5 Failure of Closing Conditions.  If any or all of NetREIT's Closing Conditions are not satisfied or waived by NetREIT on or before the Closing Date, then NetREIT shall notify LGI De in writing of those NetREIT Closing Conditions which have not been satisfied or otherwise waived by NetREIT ("NetREIT's Closing Conditions Failure Notice").  LGI De shall have three (3) Business Days after NetREIT has delivered to LGI De NetREIT's Closing Conditions Failure Notice (and the originally scheduled Closing Date shall be extended by the number of Business Days necessary to give LGI De such three (3) Business Day period) to notify NetREIT in writing of LGI De's election either to (a) take such actions as may be necessary to cure such failure of NetREIT's Closing Condition(s) to NetREIT's reasonable satisfaction prior to the Closing Date (as same may be extended), or (b) advise NetREIT that LGI De will not cure such matters ("LGI De's Conditions Notice").  Such election shall be at LGI De's sole option and discretion; it being understood LGI De has no obligation to cure any of NetREIT's Closing Conditions which have not been satisfied or waived (other than those which constitute a material breach by LGI De under this Agreement).  If LGI De elects not to cure such failure of NetREIT's Closing Condition(s) (or fails to timely deliver LGI De's Conditions Notice), then within two (2) Business Days after NetREIT's receipt of the LGI De's Conditions Notice or the expiration of the period during which LGI De may deliver LGI De's Conditions Notice (and the originally scheduled Closing Date shall be extended by the number of Business Days necessary to give NetREIT such two (2) Business Day period), NetREIT, at NetREIT's sole option, may elect to do any of the following:  (i) if NetREIT's Closing Condition in question is any of those conditions specified in Section 4.4.1(b) or Section 4.4.1(c) or Section 4.4.1(d) and LGI De is not in any material manner responsible for the deviation or failure of such NetREIT's Closing Condition, then NetREIT's sole remedy shall be to waive such NetREIT's Closing Condition or NetREIT may elect to terminate this Agreement by delivering written notice thereof to LGI De within said two (2) Business Day period, in which event LGI De shall promptly return the Deposit to NetREIT and the Parties shall have no further obligations under this Agreement except for NetREIT's Surviving Obligations or (ii) if NetREIT's Closing Condition in question is NetREIT's Closing Condition specified in Section 4.4.1(a) above, or if NetREIT's Closing Condition in question is any of those NetREIT's Closing Conditions specified in Section 4.4.1(b) or Section 4.4.1(c) or Section 4.4.1(d) and LGI De is actually responsible for the deviation or failure of such Closing Condition, then NetREIT may pursue the remedies available to NetREIT pursuant to Section 5.2 below or NetREIT may elect to waive NetREIT's Closing Condition(s) in question and proceed with the conveyance of the Property.  If LGI De elects to cure such failure of NetREIT's Closing Condition(s) as set forth in NetREIT's Closing Conditions Failure Notice, LGI De shall promptly take any and all actions as may be necessary to cure same and the date of the Closing may be extended for a period of time reasonably acceptable to both LGI De and NetREIT to enable LGI De to accomplish same, but no later than thirty (30) days beyond the originally scheduled Closing Date.  If any of the LGI De's Closing Conditions are not satisfied or otherwise expressly waived in writing by LGI De on or prior to the Closing Date, LGI De may elect, in LGI De's sole and absolute discretion, to terminate this Agreement; provided, however, nothing contained herein shall be deemed or construed to relieve NetREIT of any liability or waive any of LGI De's remedies if any LGI De's Closing Condition is not satisfied due to a breach by NetREIT under this Agreement.

4.6 Return of Due Diligence Materials. If NetREIT terminates this Agreement for failure of a Pre-Closing Condition or a NetREIT's Closing Condition or for any other reason, then within ten (10) days of such termination by NetREIT, NetREIT shall deliver to LGI De a copy of any materials, tests, audits, surveys, reports, studies and the results of any and all investigations and inspections conducted by NetREIT which are requested by LGI De (excluding any proprietary materials); provided, however, delivery of same shall be made without any warranty or representation as to the accuracy or thoroughness thereof or to the ability of LGI De to rely thereon (collectively, the "NetREIT's Documents") and NetREIT shall also return to LGI De any and all LGI De's Documents given to NetREIT by or on behalf of LGI De.  NetREIT's Documents and the LGI De's Documents are collectively referred to herein as the "Due Diligence Materials").  The foregoing covenants of NetREIT shall survive any such termination of this Agreement.

4.7 Investigations, Obligations and Indemnity.

4.7.1 Inspection Obligations.  NetREIT agrees that when entering the Real Property and conducting any investigations, inspections, tests and studies of the Real Property, NetREIT and NetREIT's agents, consultants, contractors and representatives shall be obligated to:  (a) comply with all terms of all applicable laws and regulations regarding entry on to the Real Property; (b) not unreasonably interfere with the operation, use and maintenance of the Property by LGI De or any tenant or any of the construction work being performed on any adjacent property; (c) not damage any part of the Property or any adjacent property; (d) not injure or otherwise cause bodily harm to LGI De or any other third party; (e) promptly pay when due the costs of all inspections, tests, investigations, studies and examinations done with regard to the Property; and (f) not permit any liens to attach to the Property or any adjacent property by reason of the inspections, tests, investigations, studies and examinations performed by NetREIT and NetREIT's agents, consultants, contractors and representatives and promptly remove or cause to be removed (by bonding or otherwise) any such liens which attach to the Property or any adjacent property.

4.7.2 NetREIT's Indemnity.  NetREIT shall keep the Property free from all liens and shall indemnify, defend (with counsel reasonably satisfactory to LGI De), protect, and hold LGI De, LGI De's members, officers, directors, trustees, beneficiaries, employees, representatives, attorneys, agents, lenders, related and affiliated entities, successors and assigns (collectively, the "LGI De Parties") harmless from and against any and all claims, demands, liabilities, judgments, penalties, losses, costs, damages, and expenses (including attorneys' and experts' fees and costs) relating to or arising in any manner whatsoever from any studies, evaluations, inspections, investigations or tests made by NetREIT or NetREIT's agents, consultants, contractors or representatives relating to or in connection with the Property or entries by NetREIT or NetREIT's agents, consultants, contractors or representatives in, on or about the Property (exclusive of the financial effects of the discovery of the presence of Hazardous Materials on the Property or the cost of any required remediation, except to the extent NetREIT or NetREIT's agents, consultants, contractors or representatives exacerbated such condition).  Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of NetREIT under this Agreement shall survive any termination of this Agreement and shall not merge into the Grant Deed and any other documents or instruments delivered at Closing.  In addition to the foregoing indemnity, if there is any damage to the Property caused by

NetREIT's and/or NetREIT's agents', consultants', contractors' or representatives' entry in or on the Property, NetREIT shall immediately restore the Property to the same condition existing prior to NetREIT's and NetREIT's agents', consultants', contractors' or representatives' entry in, on or about the Property.

5. Remedies/Liquidated Damages.

5.1 NetREIT's Default.  IF LGI DE FAILS TO CONTRIBUTE THE PROPERTY TO THE PARTNERSHIP AS PROVIDED IN THIS AGREEMENT BY REASON OF A MATERIAL DEFAULT OF NETREIT, LGI DE SHALL BE RELEASED FROM ITS OBLIGATION TO CONTRIBUTE THE PROPERTY TO THE PARTNERSHIP AND IT SHALL BE ENTITLED TO RETAIN ALL OF THE DEPOSIT AS LIQUIDATED DAMAGES.  NETREIT AND LGI DE HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY LGI DE AS A RESULT OF SUCH DEFAULT BY NETREIT, AND AGREE THAT THE DEPOSIT, THE PAYMENT BY NETREIT OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES, AND THE DELIVERY TO LGI DE BY NETREIT OF THE DUE DILIGENCE MATERIALS IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT NETREIT BREACHES THIS AGREEMENT BY MATERIALLY DEFAULTING IN THE COMPLETION OF THE CONVEYANCE OF THE PROPERTY, THE DEPOSIT, THE PAYMENT BY NETREIT OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES, AND THE DELIVERY TO LGI DE BY NETREIT OF THE DUE DILIGENCE MATERIALS SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF LGI DE, AND SHALL BE PAID BY NETREIT TO LGI DE AS LGI DE'S SOLE AND EXCLUSIVE REMEDY. LGI DE AGREES TO WAIVE ALL OTHER REMEDIES AGAINST NETREIT WHICH LGI DE MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY NETREIT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT (A) NETREIT'S OBLIGATIONS TO PAY TO LGI DE ALL ATTORNEYS' FEES AND COSTS OF LGI DE TO ENFORCE THE PROVISIONS OF THIS SECTION 5.1 AND/OR NETREIT'S SURVIVING OBLIGATIONS, OR (B) THE ABILITY AND RIGHT OF LGI DE TO ENFORCE NETREIT'S SURVIVING OBLIGATIONS. THE PAYMENT OF THE DEPOSIT, THE PAYMENT BY NETREIT OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES, AND THE DELIVERY TO LGI DE BY NETREIT OF THE DUE DILIGENCE MATERIALS AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LGI DE.

LGI DE'S INITIALS:                                                NETREIT'S INITIALS:

5.2 LGI De's Default.  IF LGI DE FAILS TO COMPLETE THE CONVEYANCE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT BY REASON OF ANY MATERIAL DEFAULT OF LGI DE, NETREIT SHALL BE RELEASED FROM NETREIT'S OBLIGATIONS TO CAUSE THE PARTNERSHIP TO ACQUIRE THE PROPERTY FROM LGI DE, AND NETREIT MAY EITHER (A) PROCEED AGAINST LGI DE BY BRINGING AN ACTION FOR SPECIFIC PERFORMANCE UNDER THIS AGREEMENT WITHOUT ANY RIGHT TO SEEK DAMAGES OF ANY KIND OR NATURE

(WHICH ACTION FOR SPECIFIC PERFORMANCE SHALL BE BROUGHT (IF AT ALL) NO LATER THAN SIXTY (60) DAYS AFTER SUCH DEFAULT BY LGI DE AND SHALL BE DILIGENTLY PROSECUTED BY NETREIT TO COMPLETION), OR (B) TERMINATE THIS AGREEMENT IN WHICH EVENT LGI DE SHALL REIMBURSE NETREIT FOR NETREIT'S ACTUAL, DOCUMENTED AND REASONABLE OUT-OF-POCKET DUE DILIGENCE COSTS AND EXPENSES NOT TO EXCEED ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) AND THE DEPOSIT SHALL BE RETURNED TO NETREIT. UPON SUCH TERMINATION, NETREIT SHALL PROMPTLY RETURN TO LGI DE ANY LGI DE'S DOCUMENTS DELIVERED BY OR ON BEHALF OF LGI DE TO NETREIT, AND THEREAFTER NEITHER PARTY SHALL HAVE ANY OBLIGATIONS OR LIABILITY UNDER THIS AGREEMENT OTHER THAN NETREIT'S SURVIVING OBLIGATIONS.  NETREIT AND LGI DE HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY NETREIT AS A RESULT OF SUCH MATERIAL DEFAULT BY LGI DE, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (B) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT LGI DE BREACHES THIS AGREEMENT BY MATERIALLY DEFAULTING IN THE COMPLETION OF THE CONVEYANCE OF THE PROPERTY, AND NETREIT ELECTS NOT TO EXERCISE THE REMEDY SET FORTH IN CLAUSE (A) ABOVE BUT INSTEAD ELECTS THE REMEDY SET FORTH IN CLAUSE (B) ABOVE, SUCH SUMS IN CLAUSE (B) SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF NETREIT WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO NETREIT.

LGI DE'S INITIALS:                                                NETREIT'S INITIALS:

6. Closing and Escrow.

6.1 Escrow Instructions.  Upon execution of this Agreement by both NetREIT and LGI De, the Parties hereto shall deposit a copy of a fully-executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as the instructions to Escrow Holder for consummation of the conveyance of the Property provided for in this Agreement.  For purposes of this Agreement, the Escrow shall be deemed opened on the date Escrow Holder shall have received a fully executed original or originally executed counterparts of this Agreement from both LGI De and NetREIT (the "Opening of Escrow"). Escrow Holder shall notify NetREIT and LGI De in writing of the date of the Opening of Escrow. LGI De and NetREIT agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any such additional or supplementary escrow instructions, the terms of this Agreement shall control.

6.2 Closing and Close of Escrow.

6.2.1 Closing.  As used in this Agreement, the Closing shall include the consummation of the conveyance of the Property as provided in this Agreement, as evidenced by submission by the Title Company of the Grant Deed for recordation in the Official Records of

San Diego County, California (the "Official Records") and the Escrow Holder's disbursement of the cash, Preferred Stock, the Options and Partnership Organizational Documents to the Partnership, LGI De and NetREIT, respectively, as provided in this Agreement.  Each Party shall timely deposit with Escrow Holder the funds, documents and supplementary written escrow instructions required by this Agreement in order to consummate the Closing of the conveyance of the Property to the Partnership in accordance with this Agreement.

6.2.2 Closing Date. Unless otherwise agreed to in writing by both NetREIT and LGI De, the Closing shall occur on or before the later of ____________, 2011 or fifteen (15) days after removal of all contingencies (the "Closing Date").  Time is of the essence with respect to such Closing Date, and such Closing Date may not be extended without the prior written approval of both LGI De and NetREIT, except as otherwise expressly provided in this Agreement.

6.3 Conveyance.  At Closing, LGI De shall convey to the Partnership fee simple title to the Real Property by means of a grant deed in substantially the form attached as Exhibit B hereto ("Grant Deed"), which Grant Deed shall reflect any Documentary Transfer Tax payable on the conveyance effectuated thereby shall be reflected on a separate document filed with the Office of the County Recorder.

6.4 Closing Documents.

6.4.1 LGI De's Closing Documents.  At Closing, LGI De shall deliver to Escrow Holder for delivery to the Partnership, as applicable, upon the Closing, all of the following documents:  (a) the Grant Deed, executed and acknowledged by LGI De; (b) two (2) counterparts of an assignment and assumption of the Contracts and other Intangible Property in substantially the form attached as Exhibit C hereto, executed by LGI De (the "General Assignment"); (c) a bill of sale for the Personal Property, if any, in substantially the form attached as Exhibit D hereto, executed by LGI De (the "Bill of Sale"); (d) a certificate of non-foreign status in accordance with the requirements of Internal Revenue Code Section 1445, as amended (the "FIRPTA Certificate"), in substantially the form attached as Exhibit E hereto, executed by LGI De; (e) any specific state forms to be executed by LGI De; (f) two (2) counterparts of the Assignment and Assumption of Leases in substantially the form attached hereto as Exhibit F, duly executed by LGI De (the "Assignment of Leases"), (g) notices to the tenants with respect to the Leases, in substantially the form attached hereto as Exhibit I and made a part hereof, duly executed by LGI De, (h) evidence of the existence, organization and authority of LGI De and of the authority of the person executing documents on behalf of LGI De reasonably satisfactory to the Title Company (i) evidence of termination of any management or leasing commission agreements; and (j) such other documents as may be reasonably required by Escrow Holder or the Title Company, including, without limitation, a so-called "gap" indemnity affidavit and LGI De's affidavit as to mechanics' liens and parties in possession arising under contracts to which LGI De is a party (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of LGI De or result in any new or additional obligation, covenant, representation or warranty of LGI De under this Agreement beyond those expressly set forth in this Agreement).

6.4.2 LGI De's Deliveries Outside of Escrow.  On or before the Closing, LGI De shall deliver to the Partnership the following documents and materials outside of Escrow (which obligation shall survive the Closing and shall not be merged into the Grant Deed and the other documents and instruments to be delivered at Closing):  (a) originals or, if originals are not available, copies, of Contracts, if any, assigned to and assumed by the Partnership; and (b) to the extent in LGI De's possession or reasonably available to LGI De, keys to all entrance doors at the Property, any copies of any warranties which pertain solely to the Improvements, and any operating manuals for the equipment and systems which are part of the Improvements.

6.4.3 NetREIT's Closing Contributions and Documents.  At Closing, in addition to NetREIT's delivery to the Partnership of the contributions, NetREIT shall deliver the following to Escrow Holder for delivery to LGI De, as applicable, upon the Closing:  (a) two (2) counterparts of the General Assignment in substantially the form attached as Exhibit C hereto, executed by the Partnership; (b) two (2) counterparts of the Assignment of Leases in substantially the form attached as Exhibit F hereto, executed by the Partnership; (c) evidence of the existence, organization and authority of the Partnership and of the authority of the person(s) executing documents on behalf of the Partnership reasonably satisfactory to the Title Company; and (d) such other documents as may be reasonably required by Escrow Holder or the Title Company (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of the Partnership or result in any new or additional obligation, covenant, representation or warranty of the Partnership under this Agreement beyond those expressly set forth in this Agreement).

6.5 Actions of Escrow Holder.  On the Closing Date, Escrow Holder shall promptly undertake and follow the procedures below with respect to Closing (all of which shall be considered as having taken place simultaneously, and no delivery or transaction below shall be considered as having been made until all deliveries and transactions have been accomplished):

6.5.1 Disbursement of Funds.  Escrow Holder shall disburse all funds deposited with Escrow Holder by NetREIT as follows:

(a) Pay all closing costs which are to be paid through Escrow (including recording fees, brokerage commissions, Title Policy charges and Escrow fees) and any payments due in connection with the release or reconveyance of any LGI De monetary liens as provided in Section 4.1.1 above, all in accordance with the Closing Statement.

(b) After (i) deducting in accordance with the Closing Statement all closing costs which are chargeable to the account of LGI De, and (ii) either deducting or adding (as appropriate) in accordance with the Closing Statement the net amount of the prorations and adjustments made pursuant to this Agreement, disburse the balance of the cash funds (as adjusted pursuant to clause (i) and clause (ii) above) to the Partnership in accordance with separate wiring instructions to be delivered to Escrow Holder by NetREIT.

(c) Disburse any remaining funds to the Partnership in accordance with separate wiring instructions to be delivered to Escrow Holder by the Partnership.

(d) Disburse the following to the Partnership:

(i) The Preferred Stock Certificate;

(ii)	The original, manually signed Partnership Agreement;

(iii)	A copy of the original, manually signed Option.

(e) Disburse the following to LGI De:

(i)	The original, manually signed Option;

(ii)	A copy of the original, manually signed Partnership Agreement.

(f)           Disburse the Call Option to NetREIT.

6.5.2 Recordation.  Escrow Holder shall cause the Grant Deed (along with any other documents which the Parties hereto may mutually direct to be recorded) to be recorded in the Official Records and obtain conformed copies thereof for distribution to the Partnership and LGI De.

6.5.3 Delivery of Documents.  Escrow Holder shall:  (a) direct the Title Company to issue the Title Policy to the Partnership; (b) deliver to the Partnership and LGI De conformed copies of the Grant Deed as recorded in the Official Records; (c) combine the two (2) original counterparts of each of the General Assignment and the Lease Assignment delivered into Escrow by LGI De and the Partnership into two (2) fully executed originals of each of the General Assignment and the Lease Assignment, and deliver to LGI De one (1) fully executed original of each of the General Assignment and the Lease Assignment; and (d) deliver to the Partnership executed originals of the Bill of Sale, the FIRPTA Certificate, any specific state forms and one (1) fully executed original of each of the General Assignment and the Lease Assignment.

6.6 Closing Costs.

6.6.1 LGI De's Closing Costs.  LGI De shall pay (a) the basic premium for a ALTA policy of title insurance with respect to the Title Policy, (b) all legal and professional fees and fees of other consultants incurred by LGI De, (c) all documentary transfer taxes and recording fees payable in connection with the recordation of the Grant Deed, (d) one-half (½) of all Escrow fees and Escrow costs related to the conveyance of the Property (but no Escrow fees and Escrow costs related to the Loan, all of which shall be paid by the Partnership or NetREIT on behalf of the Partnership), and (e) the payment to the Broker as provided in Section 6.7 below.

6.6.2 The Partnership's Closing Costs.  The Partnership or NetREIT, on behalf of the Partnership, shall pay (a) the cost of the Title Policy in excess of the basic premium for a ALTA policy of title insurance, (b) the cost of any endorsements to the Title Policy, (c) the cost of the Updated ALTA Surveys and any modification, update or recertification thereof, (d) the cost of any title insurance coverage required by the Partnership's Lender or any other lender providing financing to the Partnership, (e) all legal and professional fees and fees of other consultants incurred by the Partnership, (f) any and all Escrow fees and costs and any other costs and expenses whatsoever related to the Partnership Loan and any other the Partnership financing, (g) one-half (½) of all Escrow fees and Escrow costs related to the conveyance of the Property, and (h) all fees, costs, charges, points, title insurance premiums, recording fees and other costs and expenses of the Partnership Loan and any other the Partnership financing.

6.6.3 General Allocation.  Any other closing costs and expenses which are not addressed in Section 6.6.1 and Section 6.6.2 above shall be allocated between the Partnership and LGI De in accordance with the customary practice in San Diego County, California.

6.7 Real Estate Commissions. The Partnership, or NetREIT on behalf of the Partnership, shall be responsible for any commission, fee or other payment which may be due to CIRE ("Broker") upon the Closing in connection with the conveyance of the Property to the Partnership contemplated by this Agreement.  Any commission to be paid to Broker shall be per a separate agreement between Broker, NetREIT and LGI De.  NetREIT and LGI De represent and warrant that other than the Broker identified in this Section 6.7, neither has dealt with any other broker or finder in this transaction and that no other broker or finder shall be due any brokerage fee or commission.  Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with Broker, or any real estate broker or agent, occurring by, through, or under the indemnifying Party.

6.8 Real Estate Reporting Person.  Escrow Holder is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and the Closing Statement or any other any settlement statement prepared by the Title Company shall so provide.  Upon the Closing, if required, NetREIT and LGI De shall cause Escrow Holder to file a Form 1099 information return and send the statement to LGI De as required under the aforementioned statute and regulation.

6.9 Prorations.

6.9.1 General.  The following items set forth below in this Section 6.9 are to be adjusted and prorated between LGI De and the Partnership, or NetREIT on behalf of the Partnership, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Adjustment Time") (such that the Partnership shall be deemed to own the Property, and therefore entitled to any revenues and responsible for any expenses, for the entire day upon which the Closing occurs).  Such adjustments and prorations shall be calculated on the actual days of the applicable month in which the Closing occurs and all annual prorations shall be based upon a three hundred sixty-five (365)-day year.  The net amount resulting from the prorations and adjustments provided for in this Section 6.9 (along with the allocation of Closing costs in accordance with Section 6.6 above) shall be added to (if such net amount is in LGI De's favor) or deducted from (if such net amount is in the Partnership's favor) the funds to be delivered at Closing by NetREIT on behalf of the Partnership.  Any other closing prorations and adjustments which are customarily made in comparable transactions involving the conveyance of real property and are not addressed in this Section 6.9 shall be made between NetREIT on behalf of the Partnership and LGI De in accordance with the customary practice in San Diego County, California.  All provisions of this Section 6.9 shall survive the Closing and the recordation of the Grant Deed and shall not merge into the Grant Deed and the other documents and instruments delivered at Closing.

6.9.2 Rent, Tenant Charges and Arrearages.

(a) At Closing, all rents actually paid and collected, and any other charges owing by tenants and which have been collected by LGI De shall be prorated as of the Adjustment Time, and the prorated amount attributable to the period following the Closing shall either be paid to the Partnership at the Closing or credited against the funds, at LGI De's option.  Any CAM and other charges and expenses payable by tenants under the Leases (collectively, the "Tenant Charges") on an estimated basis shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and LGI De shall provide a proposed reconciliation for the NetREIT's approval.  LGI De shall have a period of ninety (90) days following the actual Closing Date to provide the Partnership with a final reconciliation of Tenant Charges.  If the final reconciliation shows that LGI De owes the Partnership additional sums, LGI De shall, at its sole election, either (x) deliver such amount to the Partnership in cash or (y) deliver the final reconciliation of the Tenant Charges together with its executed agreement to reduce its limited partner interest in the Partnership by a percentage amount equal to the difference in the Net Value of the Property before and after reduction of such amount (the "Closing NV") and the Net Value of the Property after deducting such amount (the "Adjusted NV"), divided by the Closing NV with the resulting amount divided by 100 and adjust Options and Call Option accordingly.  If the final reconciliation shows that the Partnership owes LGI De additional sums, NetREIT shall, on behalf of the Partnership, pay such amount to LGI De within ten (10) days after the Partnership's receipt of the final reconciliation.

(b) Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate.  After the final reconciliation of the Tenant Charges is made by and between the Parties, the Partnership shall be solely liable and responsible to the tenant for such reconciliation of Tenant Charges under the Leases.

(c) At the Closing NetREIT shall contribute to the Partnership outside of escrow, cash in an amount equal to the aggregate of the security deposits paid by the tenants under the Leases and received by LGI De in connection with the Leases, to the extent LGI De has not already returned or applied any of such security deposits.  Provided, however, with respect to any security deposits which are other than cash, LGI De shall deliver to the Partnership at the Closing the original documentation related thereto with such transfer and assignment documentation as may be necessary (executed by all necessary third parties and with all fees paid by LGI De), including without limitation, the original letter of credit, if applicable.  Except as provided in the foregoing, and subject to its responsibility for the accuracy of its reconciliation of Tenant Charges, LGI De shall have no further responsibility to NetREIT or to the Partnership for such security deposits.

(d) The Partnership shall, in the ordinary course of its business (which shall not include declaring a default or bringing suit) continue to invoice tenants in an attempt to collect any delinquent or other rental and other expense arrearages attributable to the period prior to the Closing.  After deduction of the Partnership's reasonable out-of-pocket costs to collect same, the Partnership shall promptly account to LGI De and shall immediately reimburse LGI De for all rents, expense reimbursements and other charges received by the Partnership after the Closing which apply to any period prior to the Closing to the extent LGI De has not already been paid for or credited with such sums; provided, however, that amounts collected by the Partnership shall first be applied against amounts outstanding and due and payable for the period after the Closing.  With respect to any rent arrears arising under the Leases, LGI De is expressly prohibited from attempting to collect such pre-closing delinquent rental obligations directly from tenants, and without limitation of the foregoing, after the Closing, LGI De shall not bring an action against any tenants under the Leases while such tenants are tenants of the Property which would seek to terminate the related leases, dispossess the related tenants or seek the involuntary bankruptcy of the related tenants.

6.9.3 Real Estate Taxes and Assessments.  For purposes of this Agreement, "Property Taxes" means real estate or ad valorem real property taxes, assessments (including any business improvement district charges and principal and interest installments due on any community facilities district or local improvement district liens) and personal property taxes with respect to the Property.  To the extent not paid directly by the tenants of the Property or reimbursed by tenants as part of the Tenant Charges, Property Taxes shall be prorated as of the Adjustment Time based upon the latest available tax bill.  Any Property Taxes which may be paid in installments shall be prorated based upon such installments and, notwithstanding anything to the contrary contained in this Agreement, LGI De shall not be required to pre-pay or to bear (by credit or debit) the prepayment of any amount due for Property Taxes (including special amounts payable for other assessments) other than the installments due for the Current Tax Period.  LGI De shall be responsible for (a) all Property Taxes assessed for any period prior to the Current Tax Period and (b) that portion of the Property Taxes assessed for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Adjustment Time, inclusive, whether or not the same shall be payable prior to the Adjustment Time.  The Partnership shall be responsible for (i) all Property Taxes assessed for any period after the Current Tax Period, and (ii) that portion of the Property Taxes assessed for the Current Tax Period, determined on the basis of the number of days following the Adjustment Time through the last day of the Current Tax Period, inclusive.  The term "Current Tax Period" shall mean the fiscal period of the applicable taxing or charging authority during which the Closing occurs.  If the latest available tax bill is not the bill for the Current Tax Period, then Property Taxes shall be prorated based upon the latest tax information then available (including previous tax bills, current assessments and other information available from the taxing authorities) and the Partnership and LGI De shall re-prorate the Property Taxes following the Closing as soon as the tax bill for the Current Tax Period becomes available, but in all events no later than the Final Proration Adjustment as provided in Section 6.9.5 below.  Any increase in Property Taxes which is assessed following the Closing arising out of the conveyance of the Real Property to the Partnership or a subsequent sale or change in ownership thereafter, and/or arising out of any construction or improvements to the Real Property performed following the Closing, shall be paid by the Partnership when assessed.  Refunds of Property Taxes for the Current Tax Period, net of the costs of pursuing any tax contest or protest proceedings and collecting such refunds, shall be prorated in proportion to the respective shares of the Property Taxes for the Current Tax Period borne by LGI De and the Partnership hereunder.

6.9.4 Operating Expenses.  To the extent not paid directly by the tenants of the Property, all costs and expenses, other than Property Taxes, with respect to the operation and maintenance of the Property shall be prorated between NetREIT, on behalf of the Partnership, and LGI De as of the Adjustment Time, including all fees and charges for sewer, water, electricity, heat and air-conditioning service and other utilities; assessments payable under any covenants, conditions and restrictions encumbering the Property; charges under the Contracts assumed by the Partnership; insurance premiums; rental taxes, personal property taxes, business occupational taxes and municipal taxes other than Property Taxes; and periodic fees payable under transferable licenses and permits for the operation of any of the Property.  Subject to Section 6.9.2, such costs and expenses shall be prorated as of the Adjustment Time such that LGI De shall be responsible for all such costs and operating expenses attributable on an accrual basis to the period prior to the Adjustment Time and the Partnership shall be responsible for all such costs and expenses attributable on an accrual basis to the period from and after the Adjustment Time.  If invoices or bills for any of such costs and expenses are unavailable on or before the Closing Date, such costs and expenses shall be estimated and prorated at Closing based upon the latest information available (including prior bills and operating history) and a final and conclusive readjustment of any cost and expense item shall be made upon receipt of the actual invoice or bill, but in all events no later than the Final Proration Adjustment as provided in Section 6.9.5 below.  NetREIT shall cause the Partnership to take all commercially reasonable steps to effectuate the transfer to the Partnership's name as of the date of Closing of all utilities which are in LGI De's name, and where necessary, open a new account in the Partnership's name and post deposits with the utility companies. NetREIT shall cause the Partnership to cooperate with LGI De to have all utility meters read by the appropriate utility companies as of the date of Closing.  If the Partnership and LGI De are unable to obtain such final meter readings as of the Closing Date from all applicable meters, utility expenses related to such meters shall be estimated at Closing based upon the operating history of the Property subject to the final adjustment in all events no later than the Final Proration Adjustment as provided in Section 6.9.5 below. LGI De shall be entitled to recover any and all deposits held by any utility companies for utilities in any LGI De's name as of the date of Closing, and if any such deposits are not returned to LGI De on or before the Closing Date, such deposits shall be assigned to the Partnership and the amounts thereof shall be credited to LGI De's account and decrease the amount of funds payable to the Partnership at Closing.

6.9.5 Closing Statement; Final Proration Adjustment.  At least one (1) full Business Day prior to the Closing Date, LGI De shall deliver to the Partnership a proration schedule identifying all adjustments for items to be prorated pursuant to this Section 6.9, with reasonable back-up, and LGI De and the Partnership shall agree upon the allocation of costs and expenses to be made in accordance with Section 6.6 above and the prorations to be made in accordance with this Section 6.9 and submit to Escrow Holder a signed statement (or sign a statement prepared by Escrow Holder) (the "Closing Statement").  The Closing Statement shall be utilized for purposes of making the adjustments to the Net Value upon the Closing for closing costs and prorations.  As soon as practicable following the Closing (but in no event later than ninety (90) days after the Closing), LGI De and the Partnership shall reprorate the income and expenses set forth in this Section 6.9 based upon actual bills or invoices received after the Closing (if original prorations were based upon estimates) and any other items necessary to effectuate the intent of the Parties that all income and expense items be prorated as provided above in this Section 6.9 (the "Final Proration Adjustment").  Any reprorated items shall be promptly paid to the Party entitled thereto.  Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, but only so long as the Party seeking to correct such error or omission has notified the other Party of such error or omission no later than the Final Proration Adjustment.  The proration of income and expense at the Final Proration Adjustment shall be final and conclusive; there shall be no further proration or adjustment following the Final Proration Adjustment.

7. Interim Operation and Leasing of the Property; Leasing Costs.

7.1 Operation.  From and after the Opening of Escrow and continuing to the Closing Date, LGI De shall operate, maintain and, subject to Section 8 below, repair the Property in the ordinary course and consistent with such LGI De's past practices and shall keep the Property insured against fire, vandalism and other loss, damage and destruction with the same coverage, policy limits and deductible amounts as are currently maintained by LGI De.  Notwithstanding the foregoing, LGI De's maintenance obligations under this Section 7 shall not include any obligation to make capital expenditures or any other expenditures not incurred in LGI De's normal course of business unless required for the day to day operation of the Real Property.

7.2 Leasing.  Without limiting the foregoing, but subject to the provisions of this Section 7.2, from the Agreement Date through the Due Diligence Deadline LGI De shall, in the ordinary course, negotiate with prospective tenants and enter into new leases (on terms that LGI De believes, in its commercially reasonable business judgment, to be market terms), enforce the terms of the Leases in all material respects and perform in all material respects all of landlord's obligations under the Leases.  LGI De will promptly notify NetREIT of any new leases entered into by, or proposals to enter into new leases made by, LGI De at least two (2) Business Days prior to the Due Diligence Deadline and provide NetREIT with a summary of the terms of each such new lease or proposal.  After the Due Diligence Deadline, and at least three (3) Business Days prior to becoming legally bound with respect to any new lease or other agreement or modification of the existing Leases or other agreement, LGI De shall consult with and seek the consent of NetREIT, and shall provide reasonable detail to NetREIT including, at NetREIT's request, copies of the relevant documentation, with respect thereto.  Any consent to be given by NetREIT pursuant to this Section 7.2 shall be granted or withheld in NetREIT's sole and absolute discretion, and shall be deemed denied if NetREIT does not respond in writing to LGI De's request for said consent within five (5) Business Days after receipt thereof.  Prior to the Closing Date, LGI De shall have the right, but not the obligation (except to the extent that LGI De's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under the Leases, by summary proceedings or otherwise, but after the expiration of the Due Diligence Deadline, LGI De shall not apply all or any portion of any security deposit then held by LGI De toward any loss or damage incurred by LGI De by reason of any defaults by any tenants under the Leases.  With respect to any application by LGI De, prior to the expiration of the Due Diligence Deadline, of any tenant security deposit held by LGI De, LGI De will deliver, in connection with any such application, written notice to the applicable tenant(s) under the Leases indicating that its security deposit has been or is being so applied.  LGI De shall provide NetREIT with written notice within three (3) Business Days after any action taken by LGI De pursuant to the foregoing provisions.

7.3 Contracts.  Except for leases, service contracts and agreements entered into in accordance with the preceding provisions of this Section 7, from and after the Opening of Escrow LGI De shall not enter into, execute or knowingly permit any contract, lien or encumbrance on the Property without NetREIT's prior written consent; provided, such consent shall not be unreasonably withheld, conditioned or delayed with respect to any utility or similar easement necessary for the operation of the Property.  NetREIT's consent shall be deemed denied if NetREIT does not respond in writing to LGI De's request for said consent within five (5) Business Days thereafter.  From and after the Opening of Escrow, LGI De shall not dispose of any of the Property except for dispositions and replacement of personal property in the ordinary course of business.

7.4 Leasing Costs.  If the Closing occurs, NetREIT shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions and other leasing costs (collectively, the "Leasing Costs") relating to or arising from (i) those leases or modifications of leases entered into on or after the Agreement Date, (ii) the exercise by a tenant of a renewal, expansion or extension option contained in its Lease, which renewal or extension period commences, or which expansion space such tenant first has the right to occupy, on or after the Agreement Date (notwithstanding that such tenant may have exercised such option prior to the Agreement Date) and (iii) any items set forth on Exhibit J, and any amounts paid by LGI De in respect of such Leasing Costs shall be reimbursed by NetREIT at the Closing.  LGI De shall be responsible for, and pay on or before the Closing Date (or provide NetREIT a credit thereof) all Leasing Costs attributable to the current term of any Lease for tenants in occupancy as of the Agreement Date.  The provisions of this Section 7 shall survive the Closing.

8. Casualty and Condemnation.

8.1 Immaterial Casualty or Condemnation.  In the event there is any damage to the Real Property or destruction of any Improvement thereon or condemnation of any portion of the Property after the Agreement Date, then except as provided in Section 8.2 below, the Partnership shall be required to accept conveyance of the Property with a credit against the Net Value of the Property otherwise due hereunder equal to the amount of any insurance proceeds or condemnation awards actually collected by LGI De prior to the Closing as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible or retention, less any sums expended by LGI De prior to the Closing for the restoration or repair of the Property and/or in collecting such insurance proceeds or condemnation awards. LGI De agrees that LGI De will maintain LGI De's present casualty insurance policy with respect to the Property in full force and effect until the Closing.  If the insurance proceeds or condemnation awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to the Partnership, except to the extent needed to reimburse LGI De for sums LGI De expended prior to the Closing for the restoration or repair of the Property and/or in collecting such insurance proceeds or condemnation awards.

8.2 Material Casualty or Condemnation. Notwithstanding the foregoing provisions of Section 8.1 above, if the Property or any portion thereof is damaged or destroyed by a casualty or is condemned and (i) gives rise to a right of termination or rent abatement under any Lease, or (ii) to the extent that the cost of repair or restoration to substantially the same condition existing prior to such casualty (or, in the case of a condemnation, the value of the Property or portion thereof so condemned) would exceed an amount equal to One Hundred Thousand No/100ths Dollars ($100,000.00), then LGI De shall give NetREIT prompt notice thereof and NetREIT may, at NetREIT's option to be exercised by delivery of written notice to LGI De within five (5) Business Days of LGI De's notice to NetREIT of the occurrence of such casualty or condemnation, elect not to convey the Property under this Agreement.  If NetREIT so duly elects not to convey the Property, this Agreement shall terminate, the Deposit (to the extent then made) shall be returned to NetREIT (less one-half (1/2) of any escrow and title cancellation fees and charges, which the Partnership hereby agrees to pay), and neither NetREIT nor LGI De shall have any further rights or obligations under this Agreement except for NetREIT's Surviving Obligations.  Any dispute as to the costs of such repair or restoration or value of a condemned portion of the Property shall be referred, within five (5) Business Days after written notice to a Party by the other Party, to a licensed architect jointly selected by NetREIT and LGI De for resolution.  The determination of such architect, which shall be made within a period of ten (10) days after such submittal by the Parties, shall be final, conclusive and binding on the Parties.  If the Parties shall fail to agree upon the identity of such architect within three (3) Business Days after either Party has notified the other of such Party's choice of architect, then either Party may at any time thereafter apply to a court of competent jurisdiction to appoint immediately such architect.  The fees and expenses of such architect shall be paid equally by NetREIT and LGI De, and the Parties shall cooperate with such architect by providing such information as such architect may reasonably require to resolve the dispute.  If NetREIT does not timely elect, in writing, not to convey the Property as provided in this Section 8, NetREIT shall be conclusively deemed to have waived any right to terminate this Agreement by reason of any such casualty or condemnation and NetREIT shall proceed with the conveyance of the Property to the Partnership and at Closing the Partnership shall be entitled to a credit in an amount equal to the amount of any insurance proceeds or condemnation awards actually collected by LGI De prior to the Closing as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible or any uninsured amount or retention, less any sums expended by LGI De prior to the Closing for the restoration or repair of the Property and/or in collecting such insurance proceeds or condemnation awards.  If the insurance proceeds or condemnation awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to the Partnership at Closing, except to the extent needed to reimburse LGI De for sums LGI De expended prior to the Closing for the restoration or repair of the Property.

9. Representations and Warranties.

9.1 Representations and Warranties of LGI De.  LGI De represents and warrants to NetREIT and to the Partnership that the following matters are true and correct as of the Opening of Escrow and, subject to Section 9.2 below, will also be true and correct as of the Closing.

9.1.1 Legal Power and Authorization.

(a) LGI De has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

(b) This Agreement is, and all the documents executed by LGI De which are to be delivered by LGI De to the Partnership at the Closing will be, duly authorized, executed, and delivered by LGI De, and is and will be legal, valid, and binding obligations of LGI De (except as limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally).

9.1.2 Income Tax Consequences. The Parties intend that the transactions set forth herein shall be nontaxable as a contribution of Property to a partnership pursuant to Internal Revenue Code (“IRC”) Section 721.  Moreover, the Parties agree that any financing arrangements made pursuant to Section 4.1.9 shall be structured so as to allocate sufficient debt to LGI De pursuant to IRC Section 752(b) to prevent the recognition of IRC Section 731 gain by LGI De.  Notwithstanding the foregoing, the Parties acknowledge that it is LGI De's sole responsibility to determine its own interests in regard to the federal and state income tax treatment of its contribution of the Property to the Partnership and whether the proposed transaction will satisfy those interests. LGI shall solely be responsible for any and all calculations of the amount of debt required to be allocated to LGI De to avoid IRC Section 731 gain.  In doing so, it is understood by the Parties that LGI De will consult with its own tax advisor(s) in this regard.  The Parties acknowledge that LGI De is not relying on NetREIT, the Partnership, or any of their officers, directors or agents, including their legal counsel and independent accountants, in making its determination with regard to the federal or state income tax consequences of its participation in the transaction, and has received no legal or tax advice from these persons in that regard.  To ensure compliance with requirements imposed by the IRS, we inform you that, unless specifically indicated otherwise, any tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any tax-related matter addressed herein.

9.1.3 Requisite Action. All requisite action (corporate, trust, partnership, limited liability company or otherwise) has been taken by LGI De in connection with entering into this Agreement, the instruments referenced herein to be executed by LGI De, and the consummation of the transaction contemplated hereby.  No further consent of any shareholder, trustee, partner, member, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required for LGI De to consummate the transaction contemplated by this Agreement.

9.1.4 Individual(s) Authority. The individual(s) executing this Agreement and the instruments referenced herein on behalf of LGI De has the legal power, right, and actual authority to bind LGI De to the terms and conditions hereof and thereof.

9.1.5 Foreign Person Affidavit. LGI De is not a foreign person as defined in Section 1445 of the Internal Revenue Code.

9.1.6 ERISA Matters.  LGI De is acting on LGI De's own behalf and LGI De is neither (a) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is subject to Title 1 of ERISA, nor (b) a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, which is subject to Section 4975 of the Internal Revenue Code of 1986 (any such plan which meets all of the criteria in clause (a) or clause (b) above is hereinafter referred to collectively as a "Plan").  LGI De's assets do not constitute "plan assets" of one or more of such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 and LGI De will not be reconstituted as a Plan or as an entity whose assets constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101.

9.1.7 Bankruptcy Matters.  LGI De has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by LGI De's creditors, suffered the appointment of a receiver to take possession of substantially all of LGI De's assets, suffered the attachment or other judicial seizure of substantially all of LGI De's assets, admitted LGI De's inability to pay LGI De's debts as they come due, or made an offer of settlement, extension or composition to LGI De's creditors generally.

9.1.8 Contracts.  LGI De warrants that there are no service, supply, maintenance, repair, construction, leasing or management contracts entered into by LGI De relating to the Property other than those Contracts listed on Exhibit G hereto.

9.1.9 Leases.  To LGI De's knowledge, LGI De warrants that there are no Leases other than those Leases (as amended) listed on Exhibit L thereto.

9.1.10 Pending Actions.  To LGI De's knowledge, except as set forth in the Title Documents, LGI De has not received written notice of any pending action (including any condemnation action), suit or proceeding before any court or other governmental agency naming LGI De as a party that arises out of LGI De's ownership of the Property (other than a pending proceeding, if any, to contest a Property Taxes assessment of the Property and personal injury litigation covered by insurance policies, subject to customary deductibles).

9.1.11 LGI De's Documents. To LGI De's knowledge, the LGI De's Documents delivered to NetREIT or made available to NetREIT pursuant to Section 4.1.3 above are true, correct and complete copies thereof in LGI De's possession.  Notwithstanding anything contained herein to the contrary, LGI De is not making any express or implied representation as to the accuracy or thoroughness of the contents of any of said LGI De's Documents or of the ability of NetREIT to rely on any of said LGI De's Documents.  This representation shall not be deemed breached by virtue of any new agreements entered into after the Agreement Date in accordance with the provisions of Section 7 hereof.

9.1.12 OFAC.  Neither LGI De nor any of its affiliates, nor any of their respective partners, or to LGI De's knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

9.2 Qualification of LGI De's Representations and Warranties.  Prior to the Closing, LGI De shall have the right to qualify the representations and warranties made by LGI De in Section 9.1 above in writing with any information LGI De first receives concerning such representations and warranties after the Agreement Date.  In no event shall LGI De be liable to NetREIT or to the Partnership for, or be deemed to be in default pursuant to this Agreement by reason of, any inaccuracy of a representation or warranty which results from any change that occurs between the Agreement Date and the Closing and is expressly permitted under the terms of this Agreement or any change which is beyond the control of LGI De to prevent, so long as LGI De notifies NetREIT in writing of such change promptly following LGI De obtaining knowledge thereof.  If LGI De notifies NetREIT in writing prior to the Closing of any qualification to LGI De's representations and warranties in Section 9.1 above which has a material adverse effect on the Property, then within five (5) Business Days after NetREIT's receipt of such notice from LGI De, NetREIT may elect to terminate this Agreement by notice in writing to LGI De.  NetREIT must unconditionally elect, by a writing received by LGI De within such five (5) Business Day period (and the Closing Date shall be adjourned, if necessary, for the period of time necessary for NetREIT's five (5) Business Day election period), to either (a) terminate this Agreement and the Escrow, in which event the Deposit shall be returned to NetREIT (less one-half (1/2) of any escrow and title cancellation fees and charges, which NetREIT hereby agrees to pay) and LGI De and NetREIT shall have no further obligations and liabilities under this Agreement (except for NetREIT's Surviving Obligations, which shall survive any such termination), or (b) proceed with the transaction contemplated by this Agreement, in which event the representations and warranties made by LGI De in Section 9.1 above shall be qualified upon the Closing as provided in the written notice to NetREIT.  In the event that LGI De does not receive such written notification from NetREIT within such five (5) Business Day period unconditionally stating which election NetREIT has decided to make, then NetREIT shall be deemed to have elected to be denied and the Closing shall occur with the representations and warranties in Section 9.1, modified or qualified as provided in the written notice to NetREIT, only upon NetREIT’s written consent. NetREIT shall have no right to terminate this Agreement or any recourse against LGI De for any qualification to LGI De's representations and warranties which does not have a material adverse effect on the Property.

9.3 Definition of LGI De's Knowledge.  For purposes of this Agreement, whenever the phrase "to LGI De's knowledge", "to the knowledge of LGI De" or other references to the knowledge of LGI De are used or made, they shall be deemed to refer to the present actual (as opposed to constructive or imputed) knowledge of Lee Gittleman without any investigation or inquiry whatsoever by such individual. NetREIT acknowledges that the foregoing individual is named solely for the purpose of defining and narrowing the scope of LGI De's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to NetREIT.  NetREIT covenants that neither it nor the Partnership will bring an action of any kind against either of such individual or any officer, director, member, partner, shareholder, agent, representative, or advisor of LGI De arising out of any of the representations, warranties and covenants made by LGI De in this Agreement.

9.4 Survival Period.  The representations and warranties of LGI De set forth in Section 9.1 above shall survive for six (6) months following the Closing (the "Expiration Date") and shall automatically expire upon the Expiration Date unless NetREIT or the Partnership commences suit against LGI De with respect to any alleged breach prior to the Expiration Date (and, in the event any such suit is timely commenced by NetREIT or the Partnership against LGI De, shall survive thereafter only insofar as the subject matter of the alleged breach specified in such suit is concerned).  If suit is not timely commenced by NetREIT or the Partnership prior to the Expiration Date, then LGI De's representations and warranties shall thereafter be void and of no force or effect.

9.5 Representations and Warranties of NetREIT.  NetREIT represents and warrants to LGI De that the following matters are true and correct as of the Opening of Escrow and will also be true and correct as of the Closing:

9.5.1 Legal Power.  NetREIT has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate (and cause the Partnership to consummate) the transactions contemplated hereby.

9.5.2 Duly Authorized.  This Agreement is, and all the documents executed by NetREIT or the Partnership which are to be delivered by the Partnership to LGI De at the Closing will be, duly authorized, executed, and delivered by the respective signatory, and is and will be legal, valid, and binding obligations of NetREIT or the Partnership, as the case may be (except as may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally).

9.5.3 Requisite Action.  All requisite action (corporate, trust, partnership or otherwise) has been taken by NetREIT in connection with entering into this Agreement and the instruments referenced herein to be executed by NetREIT or the Partnership and by the Closing Date all such necessary action will have been taken to authorize the consummation of the transaction contemplated hereby.  No further consent of any shareholder, trustee, partner, member, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required for NetREIT and the Partnership to consummate the transaction contemplated by this Agreement.

9.5.4 Individuals Authority.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of NetREIT or the Partnership has the legal power, right, and actual authority to bind NetREIT or the Partnership, as the case may be, to the terms and conditions hereof and thereof.

9.5.5 ERISA Representations.  NetREIT and the Partnership are, and will be, acting on their own behalf and neither is (a) an employee benefit plan as defined in Section 3(3) of ERISA which is subject to Title 1 of ERISA, nor (b) a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, which is subject to Section 4975 of the Internal Revenue Code of 1986.  The assets of neither NetREIT nor the Partnership constitute "plan assets" of one or more of such Plans (as defined in Section 9.1.6 above) within the meaning of Department of Labor Regulation Section 2510.3-101 and neither NetREIT nor the Partnership will be reconstituted as a Plan or as an entity whose assets constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101.

9.5.6 OFAC.  Neither NetREIT nor the Partnership, or any of its affiliates, or any of their respective partners, or any of their shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

9.5.7 Pending Actions. Except as disclosed to LGI De in writing, to NetREIT's knowledge NetREIT has not received written notice of any pending action naming NetREIT as a party, which would materially affect NetREIT’s performance under this Agreement or the Partnership Agreement.  For the purposes of this Section 9.5.7, "pending action" means a legal action or legal proceeding then pending before any court or other governmental agency.

9.5.8 NetREIT's Knowledge. For the purposes of this Agreement, "NetREIT's knowledge" or to the "knowledge of NetREIT," or a similar reference, shall be deemed to refer to the present actual (as opposed to constructive or imputed) knoweldge of an executive officer or management level employee of NetREIT without any investigation or inquiry whatsoever by such individual.  LGI De acknowledges that the foregoing individuals are named solely for the purpose of defining and narrowing the scope of NetREIT's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to LGI De.  LGI De covenants that neither it nor the Partnership will bring an action of any kind against either of such individual or any officer, director, member, partner, shareholder, agent, representative, or advisor of NetREIT arising out of any of the representations, warranties and covenants made by NetREIT in this Agreement.

10. AS-IS Condition of Property. NetREIT specifically acknowledges, represents and warrants that prior to Closing, NetREIT and its agents, consultants, contractors and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property. Notwithstanding anything to the contrary contained in this Agreement, NetREIT further acknowledges and agrees that the Partnership will receive and accept the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders. NetREIT further acknowledges and agrees that except for any representations and warranties (if any) expressly made by LGI De in Section 9.1 of this Agreement or any closing document neither LGI De nor any LGI De Party made any representations, warranties or agreements by or on behalf of LGI De of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size (including rentable or useable square footage) of the Real Property and/or the Improvements (including any discrepancies in the actual rentable square footage of the Improvements), the present use of the Property or the suitability of the Partnership's intended use of the Property.  NetREIT hereby acknowledges, agrees and represents that the Property is to be conveyed to and accepted by the Partnership in its present condition, "AS IS", "WHERE IS" AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either LGI De or NetREIT or the Partnership hereunder nor shall the Net Value be reduced as a consequence thereof.  Except as otherwise expressly provided in Section 9.1.11 above of this Agreement, any and all information and documents furnished to NetREIT by or on behalf of LGI De relating to the Property shall be deemed furnished as a courtesy to NetREIT but without any warranty of any kind from or on behalf of LGI De.  NetREIT hereby represents and warrants to LGI De that it has (or by the Closing Date, shall have) performed an independent inspection and investigation of the Property and has also investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject.  NetREIT further represents that, except for any representations (if any) expressly made by LGI De in Section 9.1 of this Agreement or in any closing document, the Partnership shall acquire the Property solely upon the basis of NetREIT's independent inspection and investigation of the Property, including:  (a) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Real Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone; (b) the dimensions or lot size of the Real Property or the square footage of the Improvements thereon or of any tenant space therein; (c) the development or income potential, or rights of or relating to, the Real Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of such Real Property for any particular purpose; (d) the zoning or other legal status of the Real Property or any other public or private restrictions on the use of the Real Property; (e) the compliance of the Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including the Americans With Disabilities Act); (f) NetREIT's ability to obtain any necessary governmental approvals, licenses or permits for the Partnership's intended use or development of the Real Property; (g) the presence or absence of Hazardous Materials on, in, under, above or about the Real Property or any adjoining or neighboring property; (h) the quality of any labor and materials used in any Improvements; (i) the condition of title to the Real Property; (j) Contracts or any other agreements affecting the Real Property or the intentions of any Party with respect to the negotiation and/or execution of any lease or contract with respect to the Real Property; (k) LGI De's ownership of the Property or any portion thereof; or (l) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Real Property.  Without limiting the generality of the foregoing, NetREIT expressly acknowledges and agrees that it is not relying on any representation or warranty of LGI De or any LGI De Party, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of it or the Partnership, except as may be expressly provided in Section 9.1 of this Agreement or in any closing document.  NetREIT further acknowledges and agrees that LGI De is not under any duty to make any inquiry regarding any matter that may or may not be known to LGI De or any other LGI De Party.

LGI DE'S INITIALS:                                                NETREIT'S INITIALS:

11. Limited Liability.  NetREIT on its own behalf, and on behalf of the Partnership and its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns (collectively, the "NetREIT Parties") hereby agrees that in no event or circumstance shall any of the shareholder(s) of LGI De or any of their members, managers, partners, employees, representatives, officers, directors or agents, or any of their affiliated or related entities, have any personal liability under this Agreement, or to any of NetREIT's lenders or other creditors, or to any other party in connection with the Property.  Notwithstanding anything to the contrary contained in this Agreement, if the Closing is consummated, neither NetREIT nor LGI De shall have any liability to the other following the Closing with respect to any breaches of representations, warranties or covenants under this Agreement (other than the covenants and obligations contained in Section 6.6 and Section 6.9 hereof) unless and until the aggregate amount of the actual general and compensatory damages suffered by the Partnership or LGI De, as the case may be, by reason of any such breach of representations, warranties or covenants by the other exceeds the sum of Ten Thousand Dollars ($10,000); but then in such event, the damages that the non-defaulting Party may collect shall begin with and include the first dollar of such loss.  LGI De's total liability with respect to a breach of any of LGI De's representations, warranties or other obligations contained in this Agreement or in any document or instrument executed and delivered by LGI De at the Closing (including any indemnity obligations of LGI De in this Agreement or in any such document or instrument) is limited in the aggregate to the Net Value of the Property..  The provisions of this Section 11 shall survive the Closing and the recordation of the Grant Deed, and shall not be deemed merged into the Grant Deed or other documents or instruments delivered at the Closing.

12. Release.  Each Party, on its own behalf and on behalf of each of its affiliates, hereby agrees that the other Party, and each of such Party's members, managers, trustees, beneficiaries, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the respective "Released Parties") shall be, and are hereby, fully and forever released from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys' fees, consultants' fees and costs and experts' fees,  whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, the respective "Claims") that may arise on account of or in any way be connected with the Property including the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge or migration of Hazardous Materials on, in, under or around the Property, regardless of when such Hazardous Materials were first introduced in, on or about the Property, (b) any patent or latent defects or deficiencies with respect to the Property, (c) any and all matters related to the Property or any portion thereof, including the condition and/or operation of the Property and each part thereof, and (d) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property, regardless of when such asbestos or asbestos containing materials were first introduced in, on or about the Property.

Each Party and its affiliates hereby waive and relinquish any and all rights or benefits that it may have pursuant to Section 1542 of the Civil Code of the State of California pertaining to the matters released in this Agreement.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Party hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including any private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against its respective Released Parties in connection with Claims described above.  Each Party shall cause the Partnership to elect to and to assume all risk for such Claims against such Released Parties which may be brought by the Partnership or the Partnership Parties heretofore and hereafter arising, whether now known or unknown by the Partnership.  In this connection and to the greatest extent permitted by law, the Partnership shall agree, represent and warrant that it realizes and acknowledges that factual matters now unknown to the Partnership may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and the Partnership further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Partnership nevertheless hereby intends to release each Party from any such unknown Claims which might in any way be included as a material portion of the consideration given to the Released Party by the Partnership in exchange for the Released Party's performance hereunder.  Without limiting the foregoing, if a Party has knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by the Released Party under this Agreement and/or (ii) any breach or inaccuracy in any representation of the Released Party made in this Agreement, and the Party nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, the Party shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against LGI De or hereunder with respect thereto.  Notwithstanding anything to the contrary herein, LGI De shall not have any liability whatsoever to the Party or to the Partnership with respect to any matter disclosed to or discovered by the Partnership or the Party prior to the Closing Date.

Without limiting the generality of the foregoing, each Party hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies it or the Partnership may now or hereafter have against its respective Released Parties, whether known or unknown, under any Environmental Law(s), or common law, in equity or otherwise, with respect to (1) any past, present or future presence or existence of Hazardous Materials on, under or about the Property (including in the groundwater underlying the Property) or (2) any past, present or future violations of any Environmental Laws.  For the purposes of this Agreement, the term "Environmental Laws" means any and all federal, state and local statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities, as may presently exist or as may be amended or supplemented, or hereafter enacted or promulgated, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), and the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.).  As used herein, the term "Hazardous Material(s)" includes any hazardous or toxic material, substance, irritant, chemical or waste, which is (A) defined, classified, designated, listed or otherwise considered under any Environmental Law as a "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous waste," "acutely hazardous waste," "radioactive waste," "biohazardous waste," "pollutant," "toxic pollutant," "contaminant," "restricted hazardous waste," "infectious waste," "toxic substance," or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (B) toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local, state or federal governmental authority, (C) asbestos and asbestos containing materials, (D) an oil, petroleum, petroleum based product or petroleum additive, derived substance or breakdown product, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), (G) freon and other chlorofluorocarbons, (H) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (I) lead-based paint and (J) mold, rot, fungi and bacterial matter.

Notwithstanding anything in this Section 12 to the contrary, the releases contained in this Section 12 are not intended to and do not include (I) any claims arising from a breach of a Released Party's express representations or warranties in Section 9.1 above (subject to the limitations, disclaimers and other provisions of this Agreement), or (II) any obligation or other covenant of a Released Party under this Agreement which by its express terms survives the Closing.

Each Party has given the other material concessions regarding this transaction in exchange for the other Party agreeing to the provisions of this Section 12.  The Parties have each initialed this Section 12 to further indicate their awareness and acceptance of each and every provision hereof.  The provisions of this Section 12 shall survive the Closing and shall not be deemed merged into the Grant Deed or any other document or instrument delivered at the Closing.

LGI DE'S INITIALS:                                                NETREIT'S INITIALS:

13. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by U.S. mail, registered or certified, return receipt requested, postage prepaid, or by overnight delivery service showing receipt of delivery, or by personal delivery, or by facsimile transmission or other electronic signature (it being agreed that facsimile transmission or other electronic signature shall have the same force and effect as an original signature).  Such notices shall be sent to the Parties at the following addresses, or such other address as may otherwise be indicated by any such Party in writing.

If to LGI De:	LGI Delaware, LLC
Attn: Lee Gittleman

Phone:
Fax:
Email:

With a copy to:                                           Ellis G. Wasson, Esq.
Gartenberg, Gelfand Wasson & Selden LLP
17011 Beach Boulevard, Suite 1200
Huntington Beach, CA 92647
Phone:  (714) 596-4320
Fax:  (714) 847-8024
Email: ewasson@ggwslaw.com

If to NetREIT:	NetREIT Inc.

1282 Pacific Oaks Place

Escondido, CA 92029

Attention: Asset Manager

Phone number: (760) 471-8536

Facsimile: (760) 471-0399
Email: gkatz@ netreit.com

With a copy to:	NetREIT Inc.

1282 Pacific Oaks Place

Escondido, CA 92029

Attention: General Counsel

Phone number: (760) 471-8536

Facsimile: (760) 471-0399
Email: krichman@netreit.com

With a copy to:                                    Bruce J. Rushall, Esq.
Rushall & McGeever
6100 Innovation Way
Carlsbad, CA 92009
Phone Number: (760) 438-6855
Facsimile: (760) 438-3026
Email: rm@rushallmcgeever.com

If to Escrow Holder:                             Della DuCharme
Commercial & Industrial Escrow Officer
Chicago Title Company
701 'B' Street, Suite 760
San Diego, CA 92101
Escrow No.
Phone number:  (619) 230-6363
Facsimile:  (619) 230-6368
Email: della.ducharme@ctt.com

If to Title Company:                                                      Zona Weekley
Commercial Title Officer
Chicago Title Company
Lawyers Title
Commonwealth Land Title Insurance Company
2365 Northside Drive, Suite 500
San Diego, CA 92108
Order No.
Phone number: (619) 521-3492
Facsimile: (619) 521-3691
Email: zona.weekley@ctt.com

Notices as aforesaid shall be effective upon the earlier of actual receipt, or twenty-four (24) hours after deposit with the messenger or delivery service, or the next Business Day after delivery to an overnight delivery service, or within three (3) days after the deposit in the U.S. mail, or upon confirmation of transmission by facsimile, or when receipt is refused.

14. Provisions of General Application.

14.1 Entire Agreement; Participation in Drafting.  This Agreement constitutes the entire understanding of the Parties and all prior agreements, representations, and understandings between the Parties, whether oral or written, are deemed null and void, all of the foregoing having been merged into this Agreement.  The Parties acknowledge that each Party and/or such Party's counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation or enforcement of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either Party in connection with this Agreement.  If NetREIT and/or LGI De are comprised of more than one Party, then each such Party shall be jointly and severally liable for the obligations of NetREIT or LGI De, as applicable, hereunder.

14.2 Successors and Assigns.  This Agreement, and the terms, covenants, and conditions contained herein, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.

14.3 Assignment by the Parties. Neither Party may assign any of its rights under this Agreement wihtout the prior written consent of the other Party.

14.4 Severability.  If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement and to the extent any provision of this Agreement is not determined to be unenforceable, such provision, or portion thereof, shall be, and remain, in full force and effect.

14.5 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

14.6 Modifications.  Any and all exhibits attached hereto shall be deemed a part hereof.  This Agreement, including exhibits, if any, expresses the entire agreement of the Parties and supersedes any and all previous agreements between the Parties with regard to the Property.  There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may expressly be set forth herein.  Any and all future modifications of this Agreement will be effective only if it is in writing and signed by the Parties hereto.  The terms and conditions of such future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

14.7 Confidentiality.  NetREIT agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent NetREIT considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to NetREIT's lenders, employees, investors, officers, directors, members, partners, paralegals, attorneys and/or consultants in connection with NetREIT's evaluation of this transaction, (i) NetREIT and all the NetREIT Parties shall use commercially reasonable efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Materials and all information regarding NetREIT's acquisition of the Property strictly confidential, (ii) NetREIT and all the NetREIT Parties shall keep and maintain the contents of this Agreement, including the amount of consideration being given by the Partnership for the Property, strictly confidential, and (iii) NetREIT and all the NetREIT Parties shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of LGI De.  LGI De agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent LGI De considers such information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such information to LGI De's employees, paralegals, attorneys and/or consultants in connection with this transaction, LGI De and LGI De's shareholders, employees and affiliated entities shall (i) use commercially reasonable efforts to keep and maintain the contents of this Agreement, including the amount of consideration being given by the Partnership for the Property, strictly confidential, and (ii) refrain from generating or participating in any publicity or press release regarding this transaction without NetREIT's prior written consent. The provisions of this Section 14.7 shall survive any termination of this Agreement but shall not survive the Closing except for NetREIT's covenants in clauses (ii) and (iii) hereof, which covenants shall survive the Closing and shall not be deemed merged into the Grant Deed or any other document or instrument delivered at Closing.

14.8 Dispute Costs.  In the event any dispute between the Parties with respect to this Agreement results in litigation or other proceeding, the prevailing Party shall be reimbursed by the Party not prevailing in such proceeding for all reasonable costs and expenses, including reasonable attorneys' and experts' fees and costs incurred by the prevailing Party in connection with such litigation or other proceeding and any appeal thereof.  Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.  The provisions of this Section 14.8 shall survive any termination of this Agreement or the Closing and shall not be deemed merged into the Grant Deed or any other document or instrument delivered at Closing.

14.9 Time of the Essence; Business Days.  Time is of the essence in the performance of each of the Parties' respective obligations contained in this Agreement.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific Time) on such date or dates.  References to "days" shall refer to calendar days except if such references are to "Business Days" which shall refer to days which are not a Saturday, Sunday or a legal holiday under the laws of the State of California.  Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding Business Day.  The time in which any act provided under this Agreement is to be done, shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday or legal holiday under the laws of the State of California, and then it is also so excluded.

14.10 Required Actions of NetREIT and LGI De.  NetREIT and LGI De agree to (and NetREIT agrees to cause the Partnership to) execute such instruments and documents and to diligently undertake such actions as may be required by Title Company in order to consummate the conveyance of the Property to the  Partnership as provided in this Agreement.

14.11 No Recordation.  Neither this Agreement nor a memorandum thereof may be recorded.

14.12 Drafts not an Offer to Enter into a Legally Binding Contract.  The Parties hereto agree that the submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the conveyance of the Property.  The Parties shall be legally bound with respect to the conveyance of the Property to the Partnership as provided in this Agreement only if and when LGI De and NetREIT have fully executed and delivered (or caused the delivery) to each other a counterpart of this Agreement with all exhibits attached hereto.

14.13 Multiple Counterparts.  This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes).  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon so long as such signature page is attached to any other counterpart of this Agreement identical thereto except having additional signature pages executed by the other Parties to this Agreement attached thereto.

14.14 Electronic Signatures.  LGI De and NetREIT each (a) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy or other electronic signature, (c) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic transmission only.

14.15 Interpretation.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (a) all exhibits attached hereto are incorporated herein by reference; (b) the section and subsection headings contained in this Agreement are for convenience only and in no way enlarge or limit the scope or meaning of the various sections or subsections hereof; (c) all dollar amounts are expressed in United States currency; (d) all defined terms in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (e) references herein to "Sections," subsections, paragraphs and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement; (f) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (g) the words "hereof," "herein," "thereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (h) the word "including" or "includes" means "including, but not limited to" or "includes without limitation"; (i) the words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written"; (j) any reference to this Agreement or any Exhibits hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified or amended; and (k) unless otherwise specifically provided, all references in this Agreement to a number of days shall mean calendar days rather than Business Days.

14.16 Exhibits.  Exhibit A through Exhibit L are incorporated herein by reference.

14.17 No Partnership/Fiduciary Relationship. Except with respect to the Partnership as expressly provided herein, the Parties acknowledge and agree that the relationship created by this Agreement between LGI De, on the one hand, and NetREIT, on the other hand, is one of contract only, and that no partnership, joint venture or other fiduciary or quasi-fiduciary relationship is intended or in any way created hereby between LGI De and NetREIT.

 [END OF TEXT; SIGNATURES FOLLOW ON
IMMEDIATELY SUCCEEDING PAGES]
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the Agreement Date first written above.

LGI De: LGI Delaware, LLC, a Delaware limited liability company By its sole Member: /s/ Lee Gittleman Lee Gittleman
NetREIT: NetREIT Inc. a Maryland corporation By: /s/ Kenneth Elsberry Print Name: Kenneth Elsberry Title: Chief Financial Officer

SIGNATURE PAGE TO PROPERTY CONTRIBUTION AGREEMENT
AND JOINT ESCROW INSTRUCTIONS]

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ACCEPTANCE BY ESCROW HOLDER

CHICAGO TITLE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Property Contribution Agreement and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: _____________, 2011	CHICAGO TITLE COMPANY

By:

Printed Name:

Its Authorized Agent

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EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

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EXHIBIT B

FORM OF GRANT DEED

EXHIBIT B --	[0:00 AM] DRAFT

EXHIBIT C

FORM OF GENERAL ASSIGNMENT

EXHIBIT C
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SCHEDULE 1

to Assignment and Assumption of Contracts and Other Intangible Property

CONTRACTS

EXHIBIT C
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EXHIBIT D

BILL OF SALE

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SCHEDULE 1

to Exhibit D

LEGAL DESCRIPTION OF THE REAL PROPERTY

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EXHIBIT E

FEDERAL TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS

EXHIBIT E --	[0:00 AM] DRAFT

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

EXHIBIT F --	[0:00 AM] DRAFT

EXHIBIT G

LIST OF CONTRACTS

SERVICE CONTRACTS	VENDOR/CONTRACTOR NAME

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EXHIBIT H

FORM OF ESTOPPEL CERTIFICATE

EXHIBIT H --	[0:00 AM] DRAFT

EXHIBIT I

NOTICE TO TENANTS

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EXHIBIT J

IDENTIFIED LEASING COSTS

EXHIBIT J --	[0:00 AM] DRAFT

EXHIBIT K

LIST OF LGI DE’S DOCUMENTS

EXHIBIT K --	[0:00 AM] DRAFT

EXHIBIT L

LIST OF LEASES

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